UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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hhgregg, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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HHGREGG, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 30, 2013
You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of hhgregg, Inc. (the “Company”, “we” or “us”) to be held at 2:00 p.m., local time, on July 30, 2013 at the Company’s principal executive offices, 4151 E. 96th Street, Indianapolis, IN, 46240. The Annual Meeting is being held for the following purposes:

(1)	To elect a Board of eleven directors;

(2)	To ratify the action of the Company’s Audit Committee in appointing KPMG LLP as independent registered public accountants of the Company for the fiscal year ending March 31, 2014; and

(3)	To transact such other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The Board of Directors has set the close of business on May 31, 2013, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s By-Laws, at the Company’s offices, located at 4151 E. 96th Street, Indianapolis, IN, 46240, at least ten days before the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you, after reading this proxy statement, to cast your vote via the Internet or by mail as instructed in this proxy statement as promptly as possible. If you attend the meeting, you may vote in person, even if you previously voted by proxy.

By Order of the Board of Directors,

/s/ Jeremy J. Aguilar
Jeremy J. Aguilar Chief Financial Officer and Corporate Secretary
Indianapolis, IN
June 21, 2013

HHGREGG, INC.
PROXY STATEMENT

i

HHGREGG, INC.
4151 E. 96th Street
Indianapolis, IN 46240
PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
We are providing these proxy materials in connection with the solicitation by the Board of Directors of hhgregg, Inc. of proxies to be voted at our 2013 Annual Meeting of Stockholders and at any meeting following adjournment thereof.
You are cordially invited to attend hhgregg’s Annual Meeting on July 30, 2013 beginning at 2:00 p.m., local time. Stockholders will be admitted beginning at 1:30 p.m. The meeting will be held at the Company’s principal executive offices, 4151 E. 96th Street, Indianapolis, IN, 46240.
We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about June 21, 2013 to holders of shares of our common stock as of May 31, 2013, the record date for the meeting.
If you plan to attend the Annual Meeting and need directions to the Company’s principal executive offices, please contact our Investor Relations department at 4151 E. 96th Street, Indianapolis, IN 46240 or by email at investorrelations@hhgregg.com or by calling (317) 848-8710.
If you are a stockholder of record as of the record date for the meeting, and if you plan to attend the meeting in person, to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket. This is for security purposes.
If your shares are held through a broker, bank, trust or other holder of record and you plan to attend the meeting in person, we will admit you only if we are able to verify that you are an hhgregg stockholder as of the record date. You should bring a letter or account statement demonstrating that you are the beneficial owner of our common stock on the record date, along with a valid picture identification to be admitted to the meeting. To vote your shares at the meeting, please see below.
Important notice regarding availability of proxy materials for annual stockholder meeting to be held on July 30, 2013.
This Proxy Statement and our Annual Report on Form 10-K, or the Annual Report, for the year ended March 31, 2013 are available to stockholders via the internet at www.edocumentview.com/HGG.
What happens at the Annual Meeting?
At the Annual Meeting, our stockholders will vote on the proposals described in this Proxy Statement, including the election of the eleven nominees for director named below and the ratification of our Audit Committee’s appointment of our independent registered public accountants for the fiscal year ending March 31, 2014.
What is a “proxy?”
A proxy is your legal designation giving another person permission to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” By completing your proxy or proxy card, you designate Dennis L. May, our President and Chief Executive Officer, and Jeremy J. Aguilar, our Chief Financial Officer, as your proxies at our Annual Meeting.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?
We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees may solicit proxies personally or by mail, telephone or other means of communication. In addition, we may request brokerage firms, banks and other custodians, nominees and fiduciaries to send copies of these proxy materials to the beneficial owners of our stock held by them. We will reimburse these institutions for the reasonable costs they incur to do so. Though we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be paid by us.
Who is entitled to vote?
Only the stockholders of record of our common stock at the close of business on May 31, 2013, or the Record Date, will be entitled to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by our By-Laws, at our corporate offices, located at 4151 E. 96th Street, Indianapolis, IN 46240, at least ten days before the Annual Meeting.
How many votes do I have?
For each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on the Record Date. As of the Record Date, 31,504,454 shares of our common stock were outstanding. You do not have cumulative voting rights.
What is the difference between holding shares as a “stockholder of record” and as a beneficial owner?
If your shares are registered in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.
If your shares are held through a stock broker, bank or other nominee, you are considered the beneficial owner of those shares, even though you are not the stockholder of record. In that case, the proxy materials have been forwarded to you by your stock broker, bank or other nominee (who is considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker, bank or other nominee how to vote using the proxy materials. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record and present it to the inspector of elections at the Annual Meeting.
What am I voting on?
You will be voting on the following proposals:
1. The election of the eleven nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1); and
2. The ratification of the action of our Audit Committee in appointing KPMG LLP, or KPMG, as our independent registered public accountants for the fiscal year ending March 31, 2014 (Proposal No. 2).
What are the voting recommendations of the Board of Directors?
The Board of Directors recommends that the stockholders vote:
1. FOR the election of the eleven nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1); and
2. FOR the ratification of the action of our Audit Committee in appointing KPMG as our independent registered public accountants for the fiscal year ending March 31, 2014 (Proposal No. 2).

Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting, nor does the Board of Directors know of any other matters that will be brought before our stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your returned proxy gives authority to Dennis L. May and Jeremy J. Aguilar as proxies to vote such matters at their discretion.
How do I vote by proxy?
You may give a proxy to be voted at the Annual Meeting either via the internet, by mail or by telephone pursuant to the instructions on the proxy card.
How can I vote my shares in person at the Annual Meeting?
All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of elections with your ballot to be able to vote in person at the Annual Meeting.
Can I change or revoke my vote after I vote online or return my proxy card?
Any stockholder giving a proxy can revoke it any time before it is exercised by (i) delivering written notice of revocation to the Corporate Secretary of hhgregg at 4151 E. 96th Street, Indianapolis, IN 46240; (ii) timely delivering a valid, later-dated proxy or a later-dated vote by telephone or via the Internet; or (iii) attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.
If your shares are held in street name, you must follow the specific directions provided to you by your bank, broker or other nominee to change or revoke any voting instructions you have already provided to your bank or broker.
How many votes must be present to hold the Annual Meeting?
A majority of the shares of our common stock issued and outstanding on the Record Date must be present, either in person or by proxy, for there to be a quorum at the Annual Meeting. As of the Record Date, 31,504,454 shares of our common stock were outstanding and, therefore, 15,752,228 shares must be present, either in person or by proxy, for there to be a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. See “How will abstentions and broker non-votes be treated?” in this Proxy Statement for more information.
How many votes are necessary to approve each proposal?
Proposal No. 1: Our directors are elected by a plurality of the votes of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote at the Annual Meeting. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes for that candidate represent a majority.
Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending March 31, 2014 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote at the Annual Meeting.
In accordance with our Certificate of Incorporation, each share of common stock is entitled to one vote.

What is a “broker non-vote”?
If your shares are held in “street name” by a broker, your broker is the stockholder of record; however, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the broker may exercise discretionary voting power to vote your shares with respect to “routine matters,” but not with respect to “non-routine” items. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Proposal No. 1 is a “non-routine matter” and accordingly, banks, brokers and other holders of record holding shares for a beneficial owner cannot vote with respect to Proposal No. 1 unless they receive voting instructions from the beneficial owner.
Proposal No. 2 is a “routine matter.”
How will abstentions and broker non-votes be treated?
Abstentions with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. Abstentions with regard to the ratification of our independent registered public accountants count as votes cast and have the effect of a vote against the proposal. A “broker non-vote” will not be considered as present and entitled to vote with respect to Proposal No. 1 and, therefore, will have no effect on the outcome of the vote.
Who will count the votes?
An automated system administered by Computershare Investor Services will tabulate votes cast by proxy at the Annual Meeting. A representative of hhgregg, Inc. will be appointed to act as the inspector of elections and tabulate votes cast in person at the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting. Additionally, we will publish final voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC.
Do you provide electronic access to the hhgregg Proxy Statement and Annual Report?
Yes. You may obtain copies of this Proxy Statement and form of proxy card and our Annual Report for the year ended March 31, 2013 by visiting www.hhgregg.com and clicking the “Investor Relations” link or by visiting www.edocumentview.com/HGG. Once you are in the Investor Relations section of our website, click the “Financials and SEC

Filings” link. You may also obtain a copy of our Proxy Statement, form of proxy card and Annual Report (without exhibits), without charge, by sending a written request to: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240 or by calling (317) 848-8710. We will provide copies of the exhibits to the Annual Report upon receipt of a request addressed to Investor Relations and payment of a reasonable fee.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure is intended to reduce our printing costs and postage fees.
Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect any dividend check mailings.
If you received a householding mailing this year and you would like an additional copy of this Proxy Statement or our Annual Report mailed to you, we will deliver a copy promptly upon your request to: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240, or by calling (317) 848-8710 and ask for Investor Relations. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Proxy Statement and Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare, P.O. Box 43078, Providence, RI 02940, or by calling (800) 622-6757. If you are a street name holder and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 1-800-542-1061 or write to Broadridge Investor Communications Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a stockholder of record and wish to revoke your consent to householding and receive additional copies of our Proxy Statement and Annual Report in future years, you may call hhgregg Investor Relations at (317) 848-8710.
Stockholder Account Maintenance
Our transfer agent is Computershare Investor Services. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer hhgregg stock and similar issues, can be handled by calling hhgregg Shareholder Services at (800) 622-6757 or by accessing Computershare’s website at www.computershare.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
At the Annual Meeting, eleven directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our By-Laws and is currently set at eleven. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Mr. Dennis L. May, Mr. Gregg W. Throgmartin, Mr. Gregory M. Bettinelli, Mr. Lawrence P. Castellani, Mr. Benjamin D. Geiger, Ms. Catherine A. Langham, Mr. John M. Roth, Mr. Michael L. Smith, Mr. Peter M. Starrett, Ms. Kathleen C. Tierney and Mr. Darell E. Zink for election as Directors. Votes cast pursuant to your proxy will be cast FOR the election of the eleven nominees unless authority is withheld. All nominees are currently members of our Board of Directors, except Mr. Gregory M. Bettinelli, who has been nominated by our Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee to replace Mr. Charles P. Rullman who is retiring from the Board of Directors at the end of his current term and is not standing for re-election. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a Director if elected. If for any reason any nominee shall not be a candidate for election as a Director at the Annual Meeting (an event that is not now anticipated), your proxy will be voted for a substitute nominee, if any, as shall be designated by our Board of Directors.
Nominees for Election to our Board of Directors
The following information is furnished with respect to the eleven nominees. The Board of Directors has determined that each of the nominees, other than Messrs. May and Throgmartin, are independent directors within the meaning of the New York Stock Exchange, or NYSE, listing standards and the rules and regulations of the SEC.
Dennis L. May, 45, our President and Chief Executive Officer and a Director, joined us in January 1999. He has been our Chief Executive Officer since August 2009. From 1999 to January 2003 he served as the Executive Vice President and Chief Operating Officer and was appointed President and Chief Operating Officer in January 2003. He became a Director in connection with our recapitalization in February 2005. Mr. May joined us as part of the acquisition of certain store leases of Sun TV & Appliance, Inc., a retailer of consumer electronics and appliances, where he held the positions of Vice President of Marketing, Executive Vice President and Chief Operating Officer. Mr. May brings to our Board of Directors expertise in the strategic and operational aspects of the retail industry that he has gained during his 27 years working in the industry.
Gregg W. Throgmartin, 35, our Executive Vice President and Chief Operating Officer and a Director, joined us in January 2001 and became a Director in May 2012. He has been our Executive Vice President and Chief Operating Officer since September 2009. Other positions held by him with us include Senior Vice President of Store Operations, Vice President of Sales, Director of Strategic Merchandising, Regional Manager and Store General Manager. Mr. Throgmartin brings to our Board of Directors expertise in the operational aspects of the business due to his experience and depth of knowledge of our business and the retail industry.
Gregory M. Bettinelli, 40, is a senior executive with over 15 years of experience in the Internet and eCommerce industries.  Currently, Mr. Bettinelli is a Venture Partner with GRP Partners, a venture capital firm, and a co-founder of MuckerLab, a leading technology focused start-up business accelerator.  From 2009 to 2013, Mr. Bettinelli was the Chief Marketing Officer for HauteLook, a leading online flash-sale retailer.  From 2008 to 2009, Mr. Bettinelli was Executive Vice President of Business Development and Strategy at Live Nation, a ticketing business.  From 2003 to 2008, Mr. Bettinelli held a number of leadership positions at eBay, including Senior Director of Business Development at StubHub and Director of Event Tickets and Media.  Mr. Bettinelli was nominated by our Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee due to his extensive experience in online retail marketing and eCommerce.
Lawrence P. Castellani, 67, became a Director in July 2005. From June 2006 to May 2008, Mr. Castellani served as a Director of Advance Auto Parts, Inc., a specialty retailer of auto parts, where he also served as the Chairman of its Board from February 2003 to May 2006 and as its Chief Executive Officer from 2000 until May 2005. Mr. Castellani served as President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold, a supermarket company) from 1998 to 2000, as Executive Vice President of Ahold USA from 1997 through 1998, and as President and Chief Executive Officer of Tops Friendly Markets, a grocery store chain, from 1991 through 1997. Mr. Castellani was selected to serve as a Director due to his extensive experience in executive leadership in the retail industry.
Benjamin D. Geiger, 38, became a Director in connection with our recapitalization in February 2005. Mr. Geiger joined Freeman Spogli & Co., a private equity investment firm, in 1998 and became a partner in July 2008. From 1996 to 1998, Mr. Geiger was employed by Merrill Lynch & Co. in the Mergers and Acquisitions Group. Mr. Geiger brings to our Board of Directors experience and insights into strategic expansion opportunities, transactional structuring and debt and equity financing.

Catherine A. Langham, 55, became a Director in February 2010. Ms. Langham is the co-founder, President and Chief Executive Officer of Langham Logistics, Inc., a global freight management company specializing in expedited transportation, warehousing and distribution. Ms. Langham also serves on the Boards of Directors for The Finish Line, an athletic shoe retailer, and Celadon Group, Inc., a trucking company. Ms. Langham has also served as a director of Marsh Supermarket, Inc. Ms. Langham brings to our Board of Directors extensive experience in logistics and executive leadership gained in her 24 years serving as a leader in the logistics industry and as a member of the Boards of Directors for multiple public companies.
John M. Roth, 54, became a Director in connection with our recapitalization in February 2005. Mr. Roth joined Freeman Spogli & Co., a private equity investment firm, in 1988 and became a general partner in 1993. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth serves as a Director on the Board of El Pollo Loco, Inc., a restaurant chain. In the past five years, Mr. Roth has also served on the Board of Asbury Automotive Group, Inc., an automotive retailer. Mr. Roth brings to our board extensive experience as a board member of numerous retail and consumer businesses and has extensive experience and insights into strategic expansion opportunities, capital markets and capitalization strategies.
Michael L. Smith, 64, our Chairman of the Board of Directors, became a Director in July 2005 and became Chairman of the Board of Directors in May 2012. He retired in 2005 from his positions as Executive Vice President and Chief Financial Officer of Wellpoint, Inc., formerly Anthem, Inc., a health insurance company, positions he had held since 1999. From 1996 to 1998, Mr. Smith served as Chief Operating Officer and Chief Financial Officer of American Health Network, Inc., a former subsidiary of Anthem, Inc. He was Chairman, President and Chief Executive Officer of Mayflower Group, Inc., a transport company, from 1989 to 1995. He is a director of two other publicly traded companies, Kite Realty Group Trust, a REIT; and Vectren Corporation, a gas and electric utility. Mr. Smith brings to our Board of Directors expertise in dealing with financial and accounting matters through his prior experience in serving as chief financial officer of public companies. His experience in evaluating financial results and overseeing the financial reporting process of public companies makes him a valuable resource in his role as Chairman of the Board of Directors and as Chairman of the Audit Committee.
Peter M. Starrett, 65, became a Director in connection with our recapitalization in February 2005 and served as Vice Chairman of our Board of Directors from February 2005 until April 2007. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he held senior executive positions at both Federated Department Stores, a department store retailer, and May Department Stores, a department store retailer. Mr. Starrett serves on the Boards of Directors of Pacific Sunwear, Inc., a clothing retailer, and PETCO Animal Supplies, Inc., a retailer of pet food and supplies. Mr. Starrett also has served on the Board of Directors of Guitar Center, a retailer of musical instruments. Mr. Starrett was selected to serve as a Director on our Board due to his extensive experience as an officer and director of both public and private companies in the retail industry.
Kathleen C. Tierney, 68, became a Director in February 2010. In April 2012, Ms. Tierney joined Parallel Investment Partners as an Operating Partner at The Fragrance Outlet. In May 2011, she joined VOZ Partners as an Operating Partner. Ms. Tierney served as the Chief Executive Officer of Sur La Table, a privately held retailer of kitchenware and tabletop accessories, from 2004 until 2008 and as Executive Vice Chairman from 2008 to 2010, and as a director until May 2011. Prior to joining Sur La Table, Ms. Tierney was an independent management consultant for a variety of national clients. From 1993 to 1999, Ms. Tierney held the position of Chief Executive Officer and President of Smith Hawken, the multi-channel gardening life-style company based in Mill Valley, California. From 2000 to 2004 she was a trustee at Dominican University of California, where she is now an adjunct professor in the Leadership Institute. Ms. Tierney brings to our Board of Directors extensive experience in marketing, multi-channel retailing and leadership studies.
Darell E. Zink, 66, became a Director in August 2007. Since October 2004, Mr. Zink has served as Chairman and Chief Executive Officer of Strategic Capital Partners, LLC, a real estate investment management firm. Prior to that, Mr. Zink served as Vice Chairman of Duke Realty Corporation, a real estate development and management company, from January 2004 to October 2004 and as Executive Vice President and Chief Financial Officer from October 1993 to December 2003. Prior to that, Mr. Zink was a general partner in the private company predecessor of Duke Realty Corporation from June 1982 to October 1993. Mr. Zink has served as Chief Executive Officer of HKZ Enterprises, a real estate development company, since September 2004. Mr. Zink has served as a Director on the Board of Kite Realty Group Trust, Duke Realty Corporation and Windrose Medical Properties Trust. Mr. Zink brings to our Board of Directors expertise in real estate, financial and corporate governance matters as a result of his 20 years as an officer and a director of publicly traded companies.
Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR Proposal No. 1 to elect, Mr. May, Mr. Throgmartin, Mr. Bettinelli, Mr. Castellani, Mr. Geiger, Ms. Langham, Mr. Roth, Mr. Smith, Mr. Starrett, Ms. Tierney and Mr. Zink as directors for a one year term.

CORPORATE GOVERNANCE MATTERS AND
COMMITTEES OF THE BOARD OF DIRECTORS
Pursuant to our By-Laws, the Board of Directors has established five standing committees: the Audit, Compensation, Executive, Nominating and Corporate Governance and Real Estate Committees. We require a majority of our Board members and all members of each of the Audit, Compensation, Nominating and Corporate Governance and Real Estate Committees to be independent, as defined by the NYSE listing standards and the rules and regulations of the SEC.
The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, and after consultation with, and upon the recommendation of, our Nominating and Corporate Governance Committee, that Gregory M. Bettinelli, Lawrence P. Castellani, Benjamin D. Geiger, Catherine A. Langham, John M. Roth, Charles P. Rullman, Michael L. Smith, Peter M. Starrett, Kathleen C. Tierney and Darell E. Zink are independent, as defined by the NYSE listing standards and SEC rules and regulations, and that no material relationships exist between any such independent directors and us other than by virtue of them being Directors and stockholders. In addition, the Board has determined that the members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the NYSE listing standards for each such committee, and, with respect to the Audit Committee, Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
The Board of Directors met seven times during fiscal 2013. The non-employee independent directors (as defined by the rules of the NYSE) met four times during fiscal year 2013 in executive session without the presence of management directors or employees of the Company. Our executive sessions are presided over by the Chairman of the Board. All directors attended at least 75% of the Board meetings and meetings held by Committees of which they were members. Pursuant to Corporate Governance Guidelines adopted by the Board, Board members are expected to attend Board meetings on a regular basis and to attend the annual meeting of stockholders. Ten of the eleven members of the Board attended the 2012 annual meeting of stockholders.
Committee Charters and Code of Business Conduct and Ethics
The charters of the Audit, Compensation, Executive, Nominating and Corporate Governance and Real Estate Committees, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics applicable to our officers, directors and employees are available on our website at www.hhgregg.com under the “Investor Relations” link. Once within the “Investor Relations” section of our website, click the “Corporate Governance” link. These documents are also available in print to stockholders upon request by contacting our Investor Relations department at: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240 or by calling (317) 848-8710 and ask for Investor Relations. Any waivers or substantive amendments of the Code of Business Conduct and Ethics will be disclosed on our website at www. www.hhgregg.com.

Standing Board Committees
The principal functions of each of our standing Board Committees, their members and the number of meetings held in fiscal 2013 are set forth below:

Committee Name and Members		Committee Functions	Number of Meetings in Fiscal 2013
Audit Smith(1) Langham Rullman	•	Oversees the integrity of our financial statements;	4
	•	Oversees our compliance with legal and regulatory requirements;
	•	Evaluates the independent auditors’ qualifications, performance and independence; and
	•	Reviews the performance of our internal audit function.

Compensation Castellani(1) Starrett Zink	•	Evaluate and recommend for approval by the Board compensation for selected senior executive officers of hhgregg;	6
	•	Set the compensation of the CEO and review his performance against set goals;
	•	Administer our equity compensation plans;
•
Evaluate and review the structure of compensation and benefits for directors, officers and employees, including setting pre-tax earnings goals and approving the payment of annual incentive awards under our incentive compensation plans; and

	•	Establish and communicate to the Board and to management our general compensation philosophy, as well as considerations for determining compensation for executive officers.

Nominating and Corporate Governance Rullman(1) Roth Smith	•	Identify and recommend to the Board individuals to fill vacant Board positions and/or nominees for election as directors at the annual meeting of stockholders;	1
	•	Review the structure, independence and composition of the Board and its Committees and the Committee charters and make recommendations to the Board;
	•	Evaluate the performance of the Board and Committees and report findings to the Board;
	•	Nominate for Board approval the Chairman, and make recommendations to the Board regarding their respective roles;
	•	Review and make recommendations for amendments to our Code of Business Conduct and Ethics;
	•	Recommend to the Board and oversee the implementation of sound corporate governance principles and practices; and
	•	Develop and recommend to the Board procedures for a stockholder to send communications to the Board.

Real Estate Starrett(1) Castellani Tierney Zink	•	Review, evaluate and approve new real estate locations as proposed and requested by the Company’s management; and	5
	•	Review and evaluate store and market performance and assist the Company’s management in real estate related decisions.

Executive Smith(1) Geiger Roth	•	Make decisions and evaluate issues referred to the executive committee by the Board or the Chairman of the Board; and	4
	•	Act with full authority on behalf of the full Board between meetings.

(1)	Chairman of the Committee.

Nominees for Election as Directors
The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors. The Nominating and Corporate Governance Committee also considers nominees for director proposed by stockholders. As provided in our Corporate Governance Guidelines and Director Nomination Policy, the Nominating and Corporate Governance Committee will seek Board candidates who possess and have exhibited integrity in business and personal affairs and whose professional experiences will assist the Board in performing its duties. The Nominating and Corporate Governance Committee has not established any specific, minimum qualifications for potential nominees. The Nominating and Corporate Governance Committee’s process for evaluating nominees for director will not differ based on whether the nominee is recommended by a stockholder.
To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualifications in writing to our Corporate Secretary at the following address: hhgregg, Inc., Attention: Corporate Secretary, 4151 E. 96th Street, Indianapolis, IN, 46240. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. See “Stockholder Proposals” in this Proxy Statement for further information. Nominations must be delivered to the Corporate Secretary not less than 120 nor more than 150 days prior to the first anniversary of the date that our Proxy Statement is delivered to stockholders in connection with the preceding year’s annual meeting. See our By-laws for more information on procedural requirements. The Nominating and Corporate Governance Committee will evaluate new candidates by performing background checks, reviewing qualifications for specific skills that must be possessed by one or more of the members of the Board, and considering the extent to which the member promotes diversity among directors. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Committee believes that it is desirable that Board members represent a diversity of backgrounds, as well as a diversity of viewpoints and experiences. The Nominating and Corporate Governance Committee will extend invitations on behalf of us to join the Board or to be nominated for election as a director.
Board Leadership Structure
Our Corporate Governance Guidelines and By-Laws allow the Board to separate the roles of Chairman and Chief Executive Officer. Currently, the Board believes that the separation of the Chairman and Chief Executive Officer positions is the most appropriate structure for the Company. By having a separate Chairman and Chief Executive Officer, the Board believes that the Chief Executive Officer may devote more of his attention to managing the operations of the Company while the Chairman assumes the responsibility of providing leadership within the Board. Our Chairman provides guidance to our Chief Executive Officer and other executive officers and focuses on board oversight responsibilities and strategic planning. Having the Chief Executive Officer serve on the Board of Directors ensures that the Board contains the individual most familiar with the Company’s business and industry and most effective at identifying strategic priorities and implementation of the Company’s strategy, while also retaining an independent leader. The Board believes that the structure of its leadership may vary from time to time, depending on the circumstances of the Company and its succession planning. Therefore, in the future the Board will consider whether to maintain the separation of the roles of Chairman and Chief Executive Officer.
Board’s Role in Risk Oversight
The Board of Directors is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions. The Board of Directors has delegated primary responsibility for reviewing the Company’s guidelines and policies with respect to risk assessment and risk management to the Audit Committee as part of its responsibility for the oversight of the Company’s financial matters and regulatory compliance. The Company’s Director of Internal Audit, who reports to the Audit Committee, has developed an enterprise risk management (ERM) framework through which management has identified the key areas of risk that we face. Upon review of the risks identified by management, the Audit Committee may approve management’s recommendation to assign certain risk areas for oversight by appropriate committees of the Board, or by the full Board of Directors. The Company’s Director of Internal Audit also reviews risk areas with senior management on a regular basis. The Compensation Committee has primary responsibility for oversight of risk related to compensation matters, as more fully described elsewhere in this Proxy Statement.
Communication with the Board of Directors
Stockholders and other interested parties may communicate with the Board of Directors or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of Directors, hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by our Corporate Secretary and forwarded to the Chairman of the Board. All such correspondence will be available to any of the Directors upon request.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that hhgregg, Inc. specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
During fiscal 2013, Michael L. Smith served as Chairman of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2013 were Catherine A. Langham and Charles P. Rullman. The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Mr. Smith is an “audit committee financial expert,” as defined by SEC rules, and has accounting or related financial management expertise, as required by the NYSE’s listing requirements.
The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for fiscal 2013 with our management. The Audit Committee has discussed with KPMG LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.
Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our fiscal 2013 Annual Report on Form 10-K for filing with the SEC.
THE AUDIT COMMITTEE
Michael L. Smith (Chair)
Catherine A. Langham
Charles P. Rullman

NON-DIRECTOR EXECUTIVE OFFICERS
The following table lists our executive officers who are not directors, as of May 31, 2013:

Name	Age	Position with our Company
Jeremy J. Aguilar	38	Chief Financial Officer
Jeffery G. Haines	54	Chief Merchandising Officer
Michael D. Stout	60	Chief Administrative Officer
Trent E. Taylor	55	Chief Information Officer
Charles B. Young	49	Chief Human Resources Officer

Jeremy J. Aguilar, our Chief Financial Officer, joined us in August 2005. Mr. Aguilar became our Chief Financial Officer in September 2009. He has served the Company in several roles since joining the Company in August 2005, including Interim Chief Financial Officer (March 2009—September 2009), Vice President and Controller (March 2007—March 2009) and Director of Financial Reporting (August 2005—March 2007). From July 2003 until July 2005, Mr. Aguilar served as a Manager at KPMG LLP, an accounting, tax and consulting firm.
Jeffery G. Haines, our Chief Merchandising Officer, joined us in March 2013. Mr. Haines has over 30 years of retail experience, including merchandising and advertising. From January 2008 through October 2011, Mr. Haines served as Chief Executive Officer of NSA Media, an advertising agency and a division of the InterPublic Group of Companies. From 2004 through December 2007, Mr. Haines served as President of the Alliance Media Division, a print media division of NSA Media. Prior to 2004, Mr. Haines served for 24 years as a senior executive for Sears, Roebuck and Company, with his last position as Vice President, Strategic Retail Marketing and also served in the roles of Vice President & GMM and Divisional Merchandise Manager.
Michael D. Stout, our Chief Administrative Officer, joined us in November 1978. Mr. Stout was named Chief Administrative Officer in October 2005. Mr. Stout served as Chief Financial Officer from 1997 to September 2005. From 1987 to 1997 he served as Treasurer and he served as Controller from 1986 to 1987.
Trent E. Taylor, our Chief Information Officer, joined us in September 2011. From 2009 to 2011, Mr. Taylor worked as an independent IT consultant. From 1992 to 2009, Mr. Taylor served in a number of roles for Walgreen Company, with his last position as Executive Vice President. Mr. Taylor has over 25 years of experience in the information technology field, including systems architecture, data center infrastructure, networking, applications and e-commerce.
Charles B. Young, our Chief Human Resources Officer, joined us in January 2008 as Vice President of Human Resources. Mr. Young was named Chief Human Resources Officer in June 2008. Prior to joining our Company, Mr. Young served as Vice President of Human Resources Store Operations and Supply Chain for the Sears Holding Company, a retail company, from February 2006 to December 2007. He also served in the role of Vice President of Human Resources—Sears Retail Stores (April 2005—February 2006) and the Director of Human Resources (July 2004—April 2005) while working for Sears.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that hhgregg, Inc. specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
During fiscal 2013, Lawrence P. Castellani served as Chairman of the Compensation Committee of the Board of Directors. The other members of the Compensation Committee during fiscal 2013 were Peter M. Starrett and Darell E. Zink.
Our Compensation Committee is currently comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC. The Compensation Committee operates under a written charter adopted by the Board. Our Compensation Committee charter can be viewed by connecting to www.hhgregg.com, under the Investor Relations link.
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this Proxy Statement with management, and based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Lawrence P. Castellani (Chair)
Peter M. Starrett
Darell E. Zink

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis describes the material elements of executive compensation including the principles underlying our executive compensation policies, decisions and other important factors relevant to an analysis of those policies and decisions. Our Compensation Committee is responsible for the oversight of these plans for executives and directors. The financial results of the Company are reflected in our named executive officer awards as outlined in the Compensation Discussion and Analysis that follows. Our named executive officers for fiscal year 2013 were:

•	Dennis L. May, President and Chief Executive Officer

•	Jeremy J. Aguilar, Chief Financial Officer

•	Gregg W. Throgmartin, Executive Vice President and Chief Operating Officer

•	Trent E. Taylor, Chief Information Officer

•	Michael D. Stout, Chief Administration Officer

•	Michael G. Larimer, Senior Vice President - Electronics Merchandising

The Compensation Discussion and Analysis is divided into three sections:

•
Compensation Philosophy, Objectives and Process. A discussion of our compensation philosophy, the objectives of our compensation programs and policies, and the process we use to determine executive compensation.

•	Key Elements of Compensation. A discussion and analysis of certain key compensation elements in our compensation program including base pay, incentives, equity and perquisites.

•
Other Compensation Matters. A discussion of programs and policies that is generally applicable to the named executive officers including executive severance, health and welfare benefits, and other perquisites.

The Compensation Discussion and Analysis should be read in conjunction with the section below entitled “Executive Compensation” where you will find a number of tables detailing specific information about compensation earned by each of our named executive officers in fiscal 2013.
Compensation Philosophy, Objectives and Process
Philosophy. We believe our success depends on our commitment to serve our customers and work as a team to deliver a superior customer purchase experience. We aim to make our compensation programs competitive, which allows us to attract and retain individuals whose skills are critical to our long-term success. We structure our compensation programs to reward and motivate superior individual and team performance among our executives and our associates in attaining business objectives and maximizing stockholder value. Our compensation awards are based on the fundamental principle of aligning the interests of our executives with those of our stockholders. The primary means for achieving this fundamental principle is incorporating the concept of “pay for performance” in our compensation programs and policies. Therefore, our named executive officer compensation, while targeted to a market median overall (as described below), is heavily leveraged with a combination of long-term equity and annual cash incentive compensation, while base pay is targeted to below market median levels. We believe that our compensation programs coupled with growth and development opportunities for our executives and other associates and a positive work environment built on trust and respect help solidify our executives’ commitment to deliver a superior customer purchase experience and links our executives’ efforts to our corporate objectives and the stockholders’ interests.
Objectives. We believe our compensation programs and policies should serve to fulfill many objectives including to (i) attract and retain executives with the knowledge, entrepreneurial skills and the competencies we require; (ii) motivate these executives to execute our short and long-term business strategies successfully; (iii) reward executives for achieving superior performance and maximizing stockholder value; and (iv) promote a culture of pay for performance by maintaining a flexible compensation structure with an emphasis on incentive and equity plan components in order to align the interests of executives and stockholders on short and long-term goals.
Process. The Compensation Committee annually reviews our compensation philosophy and objectives and oversees the design, competitiveness and effectiveness of compensation programs for our named executive officers. The Board has given the Compensation Committee the authority to determine and approve the compensation (including base salaries, annual incentives and long-term incentives), performance goals and achievement of goals for our named executive officers, approving all rewards under the hhgregg, Inc. 2007 Equity Incentive Plan and overseeing compensation programs for our named executive officers. In addition, the Compensation Committee provides oversight of management’s decisions regarding the performance-based equity and non-equity compensation of our non-executive officers. The Compensation Committee reviews all proposed executive compensation plans, amendments to executive compensation plans, equity grants, and compensation packages for newly hired executive officers. The Compensation Committee’s charter, which can be found in the Investor Relations section of our website at www.hhgregg.com, details the specific objectives and responsibilities of the Compensation Committee. Decisions regarding non-equity compensation for non-executive employees are made by management.
The Compensation Committee establishes all elements of the named executive officers’ compensation, and prepares an overview for full Board review.
Compensation Program for Fiscal 2013. The Compensation Committee considers several internal factors to determine and approve our executive compensation. The material internal factors that are assessed include (i) the value of the named executive officer’s position relative to other executive officer positions based on the scope of primary job responsibilities and its impact on organizational performance; (ii) the named executive officer’s level of industry and functional knowledge and personal contribution to our strategic and operational success; (iii) the named executive officer’s ability to lead, inspire and influence others in a positive and constructive manner; and (iv) the named executive officer’s outstanding equity awards, performance-based incentives and compensation history.
For fiscal 2013, the Compensation Committee considered these material internal factors against the 2012 Retail Executive and Management Total Remuneration Report (“Remuneration Report”) prepared by the Hay Group®, an independent compensation consultant. The Remuneration Report provides compensation data on a broad group of 131 retail organizations and their divisions, and provides a frame of reference for the Compensation Committee to consider as it makes decisions each year about base salary, annual incentives and long-term incentives for our executive officers. The Compensation Committee used a subset of 42 of these companies with revenues between $395 million and $3.6 billion in their analysis. The subset of companies in the Remuneration Report that the Compensation Committee used are set forth below.
Specifically, the Compensation Committee compared the compensation of our named executive officers to the Remuneration Report’s compensation data based on job description and title. The Compensation Committee used the Remuneration Report primarily to ensure that a named executive officer’s total compensation would be competitive by falling within the median to slightly above median range of comparative pay of the subset of 42 companies in the Remuneration Report if we achieved our target performance levels for the annual and long-term incentive plans described below. The Compensation Committee aims to pay out incentive compensation based on the achievement of performance targets at a level above the median range and base salaries at a level below the median range of compensation paid by comparable companies in the Remuneration Report. Thus, the Compensation Committee intends to set the overall compensation level of our named executive officers at a level higher than the median level when our performance exceeds targeted levels and lower than the median level when our performance is lower than targeted levels. For fiscal 2013, the total cash compensation in the aggregate earned by our named executive officers was below the median range of aggregate comparative pay in the Remuneration Report subset because no annual incentive compensation was earned for fiscal 2013. For fiscal 2013 the total long term equity incentive compensation earned by our named executive officers was competitive to the companies in the Remuneration Report subset. This was due in part to our commitment to align the compensation of our named executive officers with the long-term interests of our stockholders, and in part due to the increase in the fair value of stock options granted on last year’s grant date when compared to prior year values.
In addition, we conducted a review of proxy statements and compensation practices of 11 geographically dispersed retailers (listed below) with revenues of $680 million to $7.1 billion to assess the competitiveness of our named executive officers’ base salary, incentive compensation, equity compensation and perquisites. From this review we gained insight on base salary, incentive compensation and equity programs in our industry as well as the competitiveness of our severance programs and perquisites. The Compensation Committee reviewed equity grant practices in terms of the use of restricted, cash and phantom share plans in addition to non-qualified stock options. The Compensation Committee also reviewed key perquisites offered to named executive officers. The Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were matched directly to their peers in the proxy analysis, while other named executive officers were compared to the fifth highest paid named executive officer in each of the 11 retailers included in the proxy review. The fifth highest paid officer was selected as the minimum threshold for reasonable comparison because we could not directly match these officers to the proxy data by title due to the limited number of like titled officers in the proxy data. From this review, we determined our base, target annual incentive compensation, and long term incentives fell below the average for this group of 11 retailers.
From time to time we may engage external executive compensation consultants to update compensation analysis related to executive compensation. The Compensation Committee did not engage a compensation consultant for fiscal 2013.

Companies reviewed in the fiscal 2013 analyses included:
Remuneration Report Companies

Abercrombie & Fitch	Collective Brands	Pier 1 Imports
Aeropostale	Destination Maternity Corporation	Rent-A-Center
American Eagle Outfitters	SDW	Richemont North America
Ann Inc.	Fifth & Pacific Companies	Ritchie Bros. Auctioneers
Ascena Retail Group	Finish Line	rue21
Bebe Stores	Fossil	Saks
Bon-Ton Stores	GNC	Stage Stores
Burberry	Hot Topic	Talbots
Cabela's	Hugo Boss USA	Tiffany & Co.
Carter's	J. Crew	Ulta Salon, Cosmetics & Fragrence
CBRL Group - Cracker Barrel	Kenneth Cole	Vera Bradley Designs
Charming Shoppes	Movado Group	Walt Disney Company, The Disney Stores
Chico's	NET-A-PORTER	Williams Sonoma
Children's Place	New York & Company	Zale

Proxy Companies

Advance Auto Parts	Lumber Liquidators	Radio Shack
Cabela’s	OfficeMax	The Anderson’s
Conn’s	Pep Boys	Tractor Supply Company
Dick’s Sporting Goods	Pier 1 Imports

Key Elements of Compensation
For fiscal 2013, our compensation program for named executive officers primarily consisted of four elements including (i) base salary; (ii) annual incentive; (iii) long-term incentive; and (iv) health, retirement and other benefits.

Pay Element	Objective	Key Features
Base Salary	To attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Provide a fixed level of cash compensation for executives’ performance of day-to-day responsibilities.

Annual Incentive Awards	To provide executives with a clear financial incentive based on achievement of critical short-term financial and operating goals and strategic initiatives.	Annual cash payout based on achievement of performance targets over the fiscal year.

Long-Term Incentive Awards
To align significant portions of executive compensation to our long-term performance as measured by objectives and performance targets.

This component serves to promote an ownership culture, as well as motivate and retain executive talent.
Annual grants of stock options, and restricted stock unit awards with time-based and/or performance-based vesting.

Benefits	To provide reasonable, market comparable benefits intended to attract and retain high performing executives.
Named executive officers participate in health and welfare, retirement and time-off benefit plans that are generally available to all eligible employees. In addition, we contribute to the 401(k) Plan and provide group term life, salary continuation and, in certain circumstances, an auto allowance.

No additional perquisites are routinely offered to executives.

Overall, the Compensation Committee seeks to strike a balance among these four components, with an emphasis on ensuring that a majority of the total potential compensation for our named executive officers is significantly at risk and tied to overall Company performance.
Base Salary. Base salary is designed to provide a specific level of cash compensation that is fixed, competitive and appropriate for each named executive officer. The base salaries are reviewed annually as part of our annual compensation program review. The Compensation Committee balances the consideration of the factors described below with a review of the base salary of our named executive officers as compared to base salary information found in the Remuneration Report, which provides confirmation regarding the competitiveness of our executive’s total remuneration. For each named executive officer, the Compensation Committee generally aims to position base salaries below the 50th percentile of the base salary for that executive officer position for the subset of 42 retail companies surveyed in the Remuneration Report. We use the 50th percentile of the base salary as set forth in the Remuneration Report as a baseline for comparing compensation for a particular executive officer position.
In establishing named executive officer base salary levels and potential increases, the Compensation Committee also considers skills, experience, responsibility and annual performance evaluations. Furthermore, the Compensation Committee considers our financial performance to set salary budgets that determine annual salary increases for executive officers. Merit increase data reported in salary budget surveys from WorldatWork, HayGroup, Aon Hewitt, Mercer, Towers Watson, CompData, Conference Board, ERI, Kenexa and Culpepper are also taken under consideration by the Compensation Committee. The surveys reported projected 2013 executive merit increase budgets ranging from 2.8% to 3.0%.
When evaluating our performance to determine base salary, weightings are established for business metrics and leadership factors. For fiscal 2013, 50% of the performance weightings were based on metrics such as sales, adjusted EBITDA and selling, general and administrative expenses as well as departmental metrics. The remaining 50% was based on individual performance relative to eight defined leadership factors. The eight defined leadership factors considered by the Compensation Committee for determining base salary levels for fiscal 2013 were: (1) change initiative, (2) customer service, (3) business knowledge, (4) sense of urgency, (5) team skills, (6) developing associates, (7) problem solving skills, and (8) two-way communication skills. The same eight factors were considered for each named executive officer. The resulting average total increase in salary for the named executive officers as a group was 8% in fiscal 2013, which included performance-based merit increases and remuneration adjustments based on our Remuneration Report subset and peer proxy analysis. The average total increase in salary includes increases of 15% for Mr. May, 8% for Messrs. Throgmartin, Aguilar and Larimer, 4% for Mr. Taylor and no change in Mr. Stout's salary.
The Compensation Committee also exercises its judgment regarding base salary decisions for each named executive officer. For example, if the Company experiences strong financial performance, but an individual named executive officer has fallen short of achieving his or her individual performance expectations, the Compensation Committee may exercise its judgment in approving no increase, or a smaller salary increase, than would have been the case if the named executive officer had achieved his or her individual performance expectations. Conversely, if the executive officer’s individual performance has been outstanding, he or she may receive a salary increase even when the Company’s financial performance may have failed to meet expectations.
Annual Incentive. Our annual incentive compensation plan is designed to provide a cash incentive to our named executive officers to achieve and exceed annual business objectives and goals. Before the end of the first quarter of our fiscal year, the Compensation Committee establishes the goals for the relevant fiscal year, which are described below. The annual incentive compensation targets are intended to be challenging but achievable if our performance for the fiscal year exceeds adjusted EBITDA targets. The at-risk element of annual incentive compensation reinforces a flexible compensation structure with a variability that aligns the interests of our named executive officers and stockholders. Generally, the Compensation Committee sets performance metrics to ensure that the minimum and maximum level of annual incentive compensation is appropriate relative to projected performance such that the relative difficulty of achieving the target is consistent from year to year. The Compensation Committee aims to position annual incentive compensation above the median of the incentive compensation for the comparable company subset group in the Remuneration Report, because base salary pay is typically lower than average, and to bring total cash compensation to a competitive level, annual incentive compensation is set above the 50th percentile. The amount of annual incentive compensation is based on a percentage of base salary for each named executive officer.
The target annual incentive compensation for fiscal 2013, which was established by our Compensation Committee in conjunction with our annual budgeting process, was established at approximately 100% of the respective base salaries for each of our named executive officers. The target level of annual incentive compensation is the amount intended to be awarded if we meet our adjusted EBITDA target for the year. In fiscal 2013, the Compensation Committee established a maximum annual incentive compensation payout of 150% of target annual incentive compensation for our named executive officers for performance in fiscal 2013 to reward exceptional performance relative to our adjusted EBITDA target.
Our annual incentive compensation for executive officers is tied to the attainment of adjusted EBITDA targets that, if achieved, must also fund any annual incentive payments under the plan. We use adjusted EBITDA, which is a non-GAAP measure, to measure our performance when establishing annual incentive targets because it facilitates performance comparisons from period to period by excluding certain non-recurring or non-cash items, thereby presenting what we believe to be the most accurate measure of our core operating results at that point. Please see Annex A to this Proxy Statement for a reconciliation of this non-GAAP measure. The adjusted EBITDA targets are set based on planned budget and profit projections for the year as compared to the prior year’s actual results. In order to achieve a 100% target annual incentive payout for fiscal 2013, we needed to achieve an adjusted EBITDA target of $123.8 million inclusive of the charge associated with the annual incentive payout. The following table shows the adjusted EBITDA targets for achieving threshold, target and maximum annual incentive compensation as well as the payout at each level:

	Adjusted EBITDA		% Payout of Base Salary
Threshold	$107.0	million	25%
Target	$123.8	million	100%
Maximum	$143.4	million	150%
In fiscal 2013, we did not achieve the threshold level of adjusted EBITDA and as a result the payout percentage was 0% of each executive officer’s target award, or 0% of base salary. Awards are not typically modified for individual performance, but if they were, positive or negative discretionary adjustments must be approved by the Compensation Committee. EBITDA may be adjusted to exclude certain items as deemed appropriate by the Compensation Committee, including asset impairments, loss related to the early extinguishment of debt and life insurance proceeds received related to a key man life insurance policy.
The aggregate amount of annual incentive compensation paid to all employees (including executive officers) eligible to participate in the annual incentive compensation plan constitutes the “bonus pool” for that year. If the threshold adjusted EBITDA is achieved, the bonus pool is funded with a pro rata portion of the percentage to be funded for the level of adjusted EBITDA achieved; however if the threshold is not achieved the payout is zero. As a result, the “bonus pool” does not place any limitations on the amount of the annual incentive compensation awards and is merely a calculation of the aggregate awards that are payable based on the level of adjusted EBITDA that is achieved for that year. However, as noted above, there are caps on the maximum amount of an award for any individual participant, and the adjusted EBITDA target is inclusive of the charge associated with the annual incentive compensation.
Long-term Incentive. Long-term incentive compensation may be issued in the form of stock options, restricted stock units, or RSUs, or performance-based restricted stock units, or PRSUs, and is designed to align the interests of our executive officers with the interests of our stockholders and our multi-year growth plan. In order to continue to connect our executives to our long-term success, create alignment with stockholders and to minimize dilution of stockholder equity, our named executive officers received a blend of stock options, restricted stock units and performance-based restricted stock units in fiscal 2013. We believe this combination of stock and performance-based stock compensation allows us to stay competitive in the marketplace relative to our peer group, while further aligning our executive compensation philosophy with the long term goals of our stockholders and emphasizing pay-for-performance. We set long-term incentives above the median of our peers to promote an ownership culture, maximize stockholder value over time and represent our strongest generator of retention for our key executives.

The hhgregg, Inc. 2007 Equity Incentive Plan, or the Equity Incentive Plan, authorizes us to grant incentive and nonstatutory options, restricted stock, stock appreciation rights, restricted stock units, performance-based restricted stock units and stock grants to our officers, directors, consultants and key employees. Our Compensation Committee oversees the administration of our Equity Incentive Plan under which 3,442,729 shares have been granted as of March 31, 2013. The Compensation Committee is authorized to grant up to 6,000,000 shares of our common stock under the Equity Incentive Plan. Of this number, 1,185,005 are available for grant as of May 29, 2013.
In determining the number of stock options to be granted to executives, we consider the individual’s position, scope of responsibility, contribution, market practices and the value of the stock option grant in relation to other elements of the individual’s total compensation.
The Compensation Committee grants stock options under the Equity Incentive Plan which are issued at the closing price of our common stock on the date of grant, as quoted on the NYSE. The Compensation Committee has never granted options with an exercise price that was less than the closing price of the Company’s common stock on the grant date, nor has it granted options that are priced on a date other than the grant date. All of the stock options granted to our named executive officers are non-qualified options that vest in three equal annual installments beginning on the first anniversary of the date of grant and terminate on the seven-year anniversary of the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.
Historically, the Compensation Committee has granted stock options at the commencement of an executive’s employment or at the time of the Compensation Committee’s regularly scheduled meeting occurring sometime between February and May. The majority of our stock option grants are made annually as part of a long-term incentive award program, with the grant date specified in advance as part of a Compensation Committee resolution. We have never granted, nor do we ever intend to grant, options immediately prior to, or simultaneous with, the release of material, non-public information. In fiscal 2013, 23% of options granted to all of our employees were awarded to named executive officers.
In fiscal 2013, the Compensation Committee established annual long-term equity incentive opportunities for each named executive officer with a combination of stock options, time-based RSUs and PRSUs based on their estimated value on the date of grant. The Compensation Committee granted an aggregate of 182,000 stock options, 36,400 time-based RSU awards and 60,480 PRSU awards to our named executive officers.

The following table sets forth the stock option grants, restricted stock units and performance-based restricted stock units granted to our named executive officers in fiscal 2013:

Executive	Stock Options	RSUs (time-based)	Performance RSUs(1)
Dennis L. May	52,500	10,500	25,200
Jeremy J. Aguilar	28,000	5,600	6,720
Gregg W. Throgmartin	35,000	7,000	12,600
Trent E. Taylor	21,000	4,200	5,040
Michael D. Stout	21,000	4,200	5,040
Michael G. Larimer	24,500	4,900	5,880
Total	182,000	36,400	60,480

(1)	Reflects the total number of RSUs that our named executive officers were eligible to earn under the terms of their PRSU award agreements.

The RSUs granted to named executive officers in fiscal 2013 are time-based and will vest in full three years from their grant date.

The PRSU awards will be earned or forfeited based on the achievement of an adjusted EBITDA target set for fiscal 2013 by the Board in May 2012. Any earned PRSUs vest in full on the third anniversary from the grant date, provided the named executive officer remains continuously employed by the Company through the service completion date of May 30, 2016. For fiscal 2013, the target performance measures were based on an adjusted EBITDA target of $131,200,000. The target performance measures for the PRSUs were not achieved for fiscal 2013 and thus all PRSUs granted in fiscal 2013 to named executive officers have expired by their terms.
Health, Retirement, Perquisites and Other Benefits. We provide our named executive officers with perquisites and benefits that the Compensation Committee deems reasonable and consistent with our overall executive compensation philosophy and programs and common practices in the retail industry. These programs are reviewed by the Compensation Committee annually to ensure they support the attraction and retention of executive officers, and to ensure the programs continue to be reasonable and competitive.
Executive officers are eligible to participate in a defined contribution 401(k) plan, along with and on the same terms as other eligible associates of the Company. Generally, an executive officer’s ability to accumulate retirement savings through the 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees. Thus, we offer a non-qualified deferred compensation plan to key employees including our executive officers, which provides unfunded, non-tax qualified deferred compensation benefits. A participant in the non-qualified deferred compensation plan is credited annually with a percentage of the participant’s base salary that varies in accordance with the achievement of a financial target as described in our 2013 Grants of Plan-Based Awards table and the participant’s employment classification, as well as an interest credit on the preceding end of year balance, as established by the Compensation Committee. Benefits are payable in one lump sum in cash upon the later of termination of employment or the attainment of age 55. For fiscal 2013, our named executive officers who had become eligible in the plan, with a minimum of one year of continuous service, did not earn a plan contribution. Each eligible, named executive officer received an interest credit of 3.25% on any accumulated plan balance as of April 1, 2012, on the same basis as our other eligible key employees. The Compensation Committee sets the interest rate based on the recommendation of management and has approved a 3.25% interest rate for each of fiscal 2013, fiscal 2012 and fiscal 2011, respectively. We believe that this program plays an important role in attracting and retaining executive talent.
Our executives are eligible to participate in all of our associate benefit plans, including medical, dental, vision, long-term and short-term disability, life insurance and employee discount, in each case on the same basis as our other eligible employees. For fiscal 2013, our named executive officers were entitled to $300,000 in additional life insurance coverage the premiums for which were paid by us. Our named executive officers receive short-term disability premiums. Upon termination, the executive may continue the coverage at his own expense. The cost of both employment and post-employment benefits is partially borne by the employee, including named executive officers. Upon an approved short-term disability claim, our named executive officers would receive salary continuation for six weeks at 100% of base rate of pay. If short-term disability exceeds six weeks, our named executive officers would receive 50% of their base rate of pay for up to an additional seven weeks. If the named executive officer remains disabled after 13 weeks, the Company’s long-term disability plan would apply.

Messrs. Dennis L. May, our President and Chief Executive Officer, and Gregg W. Throgmartin, our Executive Vice President and Chief Operating Officer, receive a monthly auto allowance of $600 and $400, respectively, to defray travel costs incurred in store and distribution center visits, which is disclosed in the 2013 Summary Compensation Table.

Following the end of fiscal 2013, the Board reviewed our long-term incentive awards and decided to permit certain employees to exchange outstanding and unexercised stock options for new options with new vesting terms on a one-for-one basis.  Under the offer, employees who chose to participate would receive new options with an exercise price per share equal to the greater of (a) $10.00 or (b) the closing price of the Company's Common Stock, as reported on the New York Stock Exchange on the new option grant date.  Options granted prior to July 19, 2007 were not eligible for exchange.

The purpose of the option exchange program was to foster retention of our employees and better align the interests of our employees and our stockholders to maximize stockholder value.  We issued the previously outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees.  Some of our previously outstanding options were “underwater” having exercise prices that were higher than the then current market price for our stock.  We structured the option exchange program as a one-for-one exchange with a new extended vesting period and a minimum exercise price of $10.00 per share in order to appropriately balance the need to incentivize the interests of our employees with the interests of our stockholders.

A total of 58 eligible participants tendered, and the Company accepted for cancellation, options to purchase an aggregate of 898,665 shares of the Company's common stock representing approximately 31% of the options eligible for exchange.  The Company will recognize the incremental expense resulting from this exchange, aggregating $1.3 million, over the three-year vesting period of the new options.
Other Compensation Matters
Executive Employment Agreements. In addition to the other compensation elements described in this Proxy Statement, we have employment agreements with certain named executive officers, aligned with the practices of other companies in the retail industry. The employment agreements include certain provisions providing for the payment of severance benefits in certain circumstances. The amounts of the severance benefits set forth in these employment agreements were considered as part of each named executive officer’s overall compensation package and were deemed to be within the range of reasonable severance or change-in-control benefits for named executive officers based on market practices at the time negotiated. These employment agreements are intended to preserve morale, productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. In addition, the agreements are intended to align executive and stockholder interests by enabling our executives to consider corporate transactions that are in the best interests of the stockholders without undue concern over whether the transactions may put the executive’s employment at risk. Additional information regarding these employment agreements and the potential payments due under these agreements can be found below in the sections titled “Employment Agreements” and “Potential Payments Upon Termination or Changes in Control.”
Tax Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our named executive officers, excluding the Chief Financial Officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our named executive officer compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board of Directors or Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Accounting Treatment. We account for stock-based awards based on their grant date fair value, as determined under accounting guidance on stock compensation. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award. If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest based upon performance.
Compensation Committee Interlocks and Insider Participation. None of our Compensation Committee members is or has ever been an executive officer of the Company. To our knowledge, there were no relationships involving members of the Compensation Committee or our other Directors which require disclosure in this Proxy Statement as a Compensation Committee interlock.
Executive Stock Ownership Guidelines. We have not adopted formal stock ownership guidelines for our executive officers and non-employee directors. However, our executive officers collectively beneficially own 12.6% of our common stock as of June 7, 2013. Our non-employee directors collectively beneficially own 2.4% of our common stock as of June 7, 2013. This number does not include the beneficial holdings of Mr. John Roth due to his affiliation with Freeman Spogli & Co.

Risk Assessment of Overall Compensation Program Risk
The Compensation Committee is responsible for reviewing and overseeing compensation and benefits programs and policies applicable to the named executive officers and other executives and managers. We do not believe that our compensation policies and practices include any components that are reasonably likely to have any adverse material impact on us. In reaching this conclusion we considered factors such as:

•	Our compensation program includes a blend of both fixed and variable, at-risk compensation.

•
The annual incentive and long term incentive plan are designed to reward both short-term and long-term results. This design mitigates an incentive for short-term risk taking that would be detrimental to our long-term interests.

•
Maximum annual incentive plan award payouts are capped at 150% of target for named executive officers and other senior vice presidents and 120% of target for other executives. These limits are market based, conservative and mitigate excessive risk taking, since the maximum awards are limited under our plan.

•
A significant percentage of executive officer incentive compensation is based on our overall performance. This limits any actions that would maximize the performance of our departments, at the detriment of another.

•
While our executive officers are not subject to stock ownership guidelines, they collectively hold 12.6% of our outstanding shares of common stock as of June 7, 2013. We believe their large, long-term stake in the Company ensures that they consider the interests of the Company and the stockholders and discourages excessive risk taking that could negatively impact the price of our common stock.

•
Our incentive compensation programs are designed with payout curves that are relatively smooth, and do not contain any “cliffs” that might encourage executives to adopt risk in order to exceed the next payout hurdle.

•
All equity awards are subject to either timed-based and/or performance-based vesting, and typically vest over a three-year period. Consequently, because the vesting of these awards is fixed and non-discretionary, the awards promote an employee’s long-term commitment to us and are not predicated on or influenced by an individual’s excessive risk taking. Rather, the value of the award is tied to our stock price or performance.

Executive Compensation
Summary Compensation Table
The following table sets forth information concerning fiscal 2013, 2012 and 2011 compensation of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)(4)	Total ($)
Dennis L. May	2013	$560,000		$387,702	$282,447	$11,098	$19,585	$1,260,832
President and Chief	2012	$486,000	—	506,940	$327,379	$10,749	$20,018	$1,351,086
Executive Officer	2011	$450,000	—	—	$845,929	$306,419	$19,446	$1,621,794

Jeremy J. Aguilar	2013	$312,350		$133,795	$150,638	$2,823	$11,638	$611,244
Chief Financial Officer	2012	$289,200	—	$174,944	$174,602	$2,734	$11,235	$652,715
	2011	$270,300	—	—	$451,162	$180,451	$11,235	$913,148

Gregg W. Throgmartin	2013	$327,132		$212,856	$188,298	$4,656	$17,084	$750,026
Executive Vice President,	2012	$302,900	—	$278,320	$218,253	$4,509	$16,829	$820,811
Chief Operating Officer	2011	$280,500	—	—	563,953	$188,879	$16,829	$1,050,161

Trent E. Taylor	2013	$260,000	$—	$100,346	$112,979	$—	$8,544	$481,869
Chief Information Officer	2012	$114,500	—	—	$—	$—	$3,998	$118,498

Michael D. Stout	2013	$265,000	$—	$100,346	$112,979	$9,194	$10,708	$498,227
Chief Administrative	2012	$265,000	$—	$131,208	$130,952	$8,905	$10,754	$546,819
Officer	2011	$262,500	$—	$—	$338,372	$181,296	$12,127	$794,295

Michael G. Larimer	2013	$292,896	$—	$117,071	$131,808	$7,350	$11,408	$560,533
Senior Vice President,	2012	$271,200	$—	$153,076	$152,777	$7,119	$11,174	$595,346
Electronics Merchandising	2011	$265,200	$—	$—	$391,267	$181,342	$11,174	$848,983

(1)
Represents the aggregate grant date fair value of all stock-based awards, calculated in accordance with FASB ASC Topic 718, granted during the years presented and disregarding any estimates of forfeitures related to service-based vesting conditions. In fiscal 2013, our named executive officers received both time- and performance-based RSUs under our Equity Incentive Plan. For time-based RSUs, fair value is based on the closing price of our common stock on the date of grant. For performance-based RSUs, fair value is based on the estimated probable outcome of the performance measures as of the grant date, which assumes achievement of the adjusted EBITDA target of $123.8 million for fiscal 2013.

The PRSUs become eligible to vest only upon fulfillment of certain performance measures set by the Compensation Committee for the fiscal year ended March 31, 2013 (a “Performance Year”). The Compensation Committee set the relevant performance measure at the start of the Performance Year, and then certified performance measure achievement following the end of the Performance Year. If earned, the PRSUs would have vested on May 30, 2016, subject to the named executive officer’s continuous employment during the vesting period. The target performance measures for fiscal 2013 were not met, and therefore these PRSUs were not granted. See footnote 8 to the table entitled “2013 Grants of Plan-Based Awards” of this Proxy Statement for a more detailed description of these awards and for the maximum potential value of the PRSUs assuming the highest level of performance achievement.

(2)
These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and do not correspond to the actual value that will be realized by the named executive officers. Please refer to footnote 7 of the notes to the consolidated financial statements included in our Form 10-K for fiscal 2013 filed with the SEC on May 20, 2013 for a discussion of the relevant assumptions to determine the option award value at the grant date. The decrease in the value of stock options granted during fiscal 2013 compared to fiscal 2012 is primarily due to the decrease in the estimated fair value of the options at their grant date, which averaged $5.38 for fiscal 2013 and $6.24 for fiscal 2012. The decrease in the value of stock options granted during fiscal 2012 compared to fiscal 2011 is primarily due to the decrease in the estimated fair value of the options at their grant date, which averaged $6.24 for fiscal 2012 and $11.10 for fiscal 2011.

(3)
This amount includes both amounts earned under the “Company Officer Personal Annual Incentive Awards Plan,” or our annual incentive plan and the Non-Qualified Deferred Compensation Plan. All executives participate in the Annual Incentive Plan. For fiscal 2013, the actual amounts earned by each of the named executive officers under the Annual Incentive Plan and the Non-Qualified Deferred Compensation Plan were as follows:

	Annual Incentive Plan	Non-Qualified Deferred Compensation Plan	Total
Dennis L. May	$—	$11,098	$11,098
Jeremy J. Aguilar	$—	$2,823	$2,823
Gregg W. Throgmartin	$—	$4,656	$4,656
Trent E. Taylor	$—	$—	$—
Michael D. Stout	$—	$9,194	$9,194
Michael G. Larimer	$—	$7,350	$7,350
Please refer to the “2013 Grants of Plan-Based Awards” table, “Compensation Discussion and Analysis” and “2013 Non-Qualified Deferred Compensation” table for more information. During fiscal 2013 and fiscal 2012, the amounts earned under the Annual Incentive Plan was 0% of target, compared to fiscal 2011 in which 59% of target was earned.

(4)	The following chart is a summary of the items that are included in the “All Other Compensation” totals:

	Fiscal Year	Company Contributions to 401(k) Plan	Other(a)	Total
Dennis L. May	2013	$4,435	$15,150	$19,585
	2012	$4,822	$15,196	$20,018
	2011	$4,250	$15,196	$19,446

Jeremy J. Aguilar	2013	$3,688	$7,950	$11,638
	2012	$3,239	$7,996	$11,235
	2011	$3,239	$7,996	$11,235

Gregg W. Throgmartin	2013	$4,334	$12,750	$17,084
	2012	$4,033	$12,796	$16,829
	2011	$4,033	$12,796	$16,829

Trent E. Taylor	2013	$594	$7,950	$8,544
	2012	$—	$3,998	$3,998

Michael D. Stout	2013	$2,758	$7,950	$10,708
	2012	$2,758	$7,996	$10,754
	2011	$4,131	$7,996	$12,127

Michael G. Larimer	2013	$3,458	$7,950	$11,408
	2012	$3,178	$7,996	$11,174
	2011	$3,178	$7,996	$11,174

(a)	Represents amounts paid for life insurance premiums, short term disability premiums, executive health premiums and car allowance (if applicable).

2013 Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards to named executive officers for fiscal 2013.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock Awards and Options
			Threshold ($)		Target ($)		Maximum ($)		Target ($)
Dennis L. May			$140,000	(1)	$560,000	(1)	$840,000	(1)
President and Chief Executive Officer			$—		$45,118	(2)	$59,698	(2)
	5/30/2012	(3)									—		52,500	(3)	$10.86	$282,447	(4)
	5/30/2012	(5)									10,500	(5)			—	$114,030	(6)
	5/30/2012	(7)							$273,672	(6)					—	$273,672	(6)

Jeremy J. Aguilar			$78,087	(1)	$312,350	(1)	$468,525	(1)
Chief Financial Officer			$—		$23,069	(2)	$31,745	(2)
	5/30/2012	(3)									—		28,000	(3)	$10.86	$150,638	(4)
	5/30/2012	(5)									5,600	(5)			—	$60,816	(6)
	5/30/2012	(7)							$72,979	(6)					—	$72,979	(6)

Gregg W. Throgmartin			$81,783	(1)	$327,132	(1)	$490,698	(1)
Executive Vice President and Chief Operating Officer			$—		$25,859	(2)	$34,945	(2)
	5/30/2012	(3)									—		35,000	(3)	$10.86	$188,298	(4)
	5/30/2012	(5)									7,000	(5)			—	$76,020	(6)
	5/30/2012	(7)							$136,836	(6)					—	$136,836	(6)

Trent E. Taylor			$65,000	(1)	$260,000	(1)	$390,000	(1)
Chief Information Officer			$—		$18,200	(2)	$26,000	(2)
	5/30/2012	(3)									—		21,000	(3)	$10.86	$112,979	(4)
	5/30/2012	(5)									4,200	(5)			—	$45,612	(6)
	5/30/2012	(7)							$54,734	(6)					—	$54,734	(6)

Michael D. Stout			$66,250	(1)	$265,000	(1)	$397,500	(1)
Chief Administrative Officer			$—		$27,744	(2)	$35,694	(2)
	5/30/2012	(3)									—		21,000	(3)	$10.86	$112,979	(4)
	5/30/2012	(5)									4,200	(5)			$—	$45,612	(6)
	5/30/2012	(7)							54,734	(6)					$—	$54,734	(6)

Michael G. Larimer			$73,224	(1)	$292,896	(1)	$439,344	(1)
Senior Vice President, Electronics Merchandising			$—		$26,334	(2)	$34,470	(2)
	5/30/2012	(3)									—		24,500	(3)	10.86	131,808	(4)
	5/30/2012	(5)									4,900	(5)			—	53,214	(6)
	5/30/2012	(7)							63,857	(6)					—	63,857	(6)

(1)
All executives participate in the “Company Officer Personal Annual Incentive Award Plan,” or annual incentive plan. The “Threshold” amount represents the amounts that would be paid to the named executive officer if our performance meets a minimum level of adjusted EBITDA. If this minimum level of adjusted EBITDA is not achieved, the named executive officer receives no annual incentive award. The “Target” amount represents the amounts that would be paid to the named executive officers if our performance meets the target level of adjusted EBITDA as more fully described in the “Compensation Discussion and Analysis” section. The “Maximum” amounts represent the amounts that would have been paid if our performance exceeded the adjusted EBITDA target by a certain amount. Earned annual incentive awards are paid out in the first quarter of the subsequent fiscal year.

(2)
In April 2000, we adopted the Gregg Appliances Non-Qualified Deferred Compensation Plan which provides unfunded, non-tax qualified deferred compensation benefits for selected executives. We provide varying levels of annual contributions under the plan on behalf of the employee based on our performance targets. In a given year, if the performance target is not met, no contribution is made on behalf of the employee by us. In addition, we also contribute interest at an interest rate decided by the Compensation Committee based on the employee’s aggregate balance at the beginning of each fiscal year. For fiscal years 2013 and 2012, the named executive officers did not earn a contribution to their accounts other than interest credited to account balances as of April 1, 2012 and April 1, 2013, respectively.

(3)
The options were granted pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan. The shares subject to the option vest in equal installments over three years commencing on the first anniversary of the date of grant. The option has a seven-year term from the date of grant, subject to earlier expiration if the executive’s employment terminates.

(4)
Represents the aggregate grant date fair value in accordance with FASB ASC Topic 718 of options granted during fiscal 2013 as of the date of grant under the hhgregg, Inc. 2007 Equity Incentive Plan. Please refer to footnote 7 of the notes to the consolidated financial statements included in our 2013 Annual Report on Form 10-K for discussion of the relevant assumptions to determine the option award value at the grant date.

(5)	The restricted stock units were granted pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan. The shares vest in full on the third anniversary of the date of grant.

(6)
Represents the full fair value of the RSUs or PRSUs, that were granted during fiscal 2013 as of the date of grant under the hhgregg, Inc. 2007 Equity Incentive Plan. Please refer to footnote 7 of the notes to the consolidated financial statements included in our 2013 Annual Report on Form 10-K for discussion of the relevant assumptions to determine the option award value at the grant date. The grant date fair value of RSUs and PRSUs is calculated by multiplying the total number of RSUs and PRSUs, respectively, by the closing price of the Company’s common stock as quoted on the NYSE on the FASB ASC Topic 718 grant date of the award. The FASB ASC Topic 718 grant date was May 30, 2012 for both the RSU and PRSU awards, and the closing price of our common stock on the NYSE was $10.86 on that date. For the PRSUs, fair value is based on the estimated probable outcome of the performance measure as of the FASB ASC Topic 718 grant date, which was 100% at the grant date for these awards. The following table shows the number of PRSUs each named executive officer would have earned had the highest level of performance been achieved in fiscal 2013:

Named Executive Officer	Total PRSU Award	Fair Value of Stock on FASB ASC Topic 718 Grant Date	Total Fair Value of Target Fiscal 2013 Performance Year PRSUs
Dennis L. May	25,200	$10.86	$273,672
Jeremy J. Aguilar	6,720	$10.86	$72,979
Gregg W. Throgmartin	12,600	$10.86	$136,836
Trent E. Taylor	5,040	$10.86	$54,734
Michael D. Stout	5,040	$10.86	$54,734
Michael G. Larimer	5,880	$10.86	$63,857

(7)
The performance based restricted stock units were granted pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan. The number of shares granted is determined based upon the achievement of adjusted EBITDA targets established. If the target is achieved, then restricted stock units will be issued one year from the date of grant and will vest in full on the third anniversary of the date of grant provided the named executive officer remains continuously employed by the Company through that date. For fiscal 2013, the adjusted EBITDA targets were not achieved, and therefore no PRSUs were earned.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes information regarding option and stock awards granted to our named executive officers that remain outstanding as of March 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date (1)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)		Market Value of Restricted Stock Units That Have Not Vested ($)
Dennis L. May	13,333	—	$5.85	9/8/2006	9/8/2013
President and Chief Executive Officer	50,000	—	$13.00	7/19/2007	7/19/2014
	50,000	—	$12.25	6/10/2008	6/10/2015
	100,000	—	$14.67	6/10/2009	6/10/2016
	50,000	25,000	$28.31	6/3/2010	6/3/2017
	17,500	35,000	$14.20	6/2/2011	6/2/2018	10,500	(2)	$116,025	(4)
	—	52,500	$10.86	5/30/2012	5/30/2019	10,500	(3)	$116,025	(4)

Jeremy J. Aguilar	12,000	—	$13.00	7/19/2007	7/19/2014
Chief Financial Officer	10,000	—	$12.25	6/10/2008	6/10/2015
	20,000	—	$14.67	6/10/2009	6/10/2016
	20,000	—	$17.73	10/1/2009	10/1/2016
	26,667	13,333	$28.31	6/3/2010	6/3/2017
	9,334	18,666	$14.20	6/2/2011	6/2/2018	5,600	(2)	$61,880	(4)
	—	28,000	$10.86	5/30/2012	5/30/2019	5,600	(3)	$61,880	(4)

Gregg W. Throgmartin	8,000	—	$5.85	9/8/2006	9/8/2013
Executive Vice President and Chief Operating Officer	30,000	—	$13.00	7/19/2007	7/19/2014
	20,000	—	$12.25	6/10/2008	6/10/2015
	40,000	—	$14.67	6/10/2009	6/10/2016
	20,000	—	$17.73	10/1/2009	10/1/2016
	33,334	16,666	$28.31	6/3/2010	6/3/2017
	11,667	23,333	$14.20	6/2/2011	6/2/2018	7,000	(2)	$77,350	(4)
	—	35,000	$10.86	5/30/2012	5/30/2019	7,000	(3)	$77,350	(4)

Trent E. Taylor	13,334	26,666	$11.55	9/13/2011	9/13/2018
Chief Information Officer	—	21,000	$10.86	5/30/2012	5/30/2019	4,200	(3)	$46,410	(4)

Michael D. Stout	30,000	—	$13.00	7/19/2007	7/19/2014
Chief Administration Officer	25,000	—	$12.25	6/10/2008	6/10/2015
	30,000	—	$14.67	6/10/2009	6/10/2016
	20,000	10,000	$28.31	6/3/2010	6/3/2017
	7,000	14,000	$14.20	6/2/2011	6/2/2018	4,200	(2)	$46,410	(4)
	—	21,000	$10.86	5/30/2012	5/30/2019	4,200	(3)	$46,410	(4)

Michael G. Larimer	20,000	—	$13.00	7/19/2007	7/19/2014
Senior Vice President, Electronics Merchandising	20,000	—	$12.25	6/10/2008	6/10/2015
	30,000	—	$14.67	6/10/2009	6/10/2016
	20,000	—	$17.73	10/1/2009	10/1/2016
	23,334	11,666	$28.31	6/3/2010	6/3/2017
	8,167	16,333	$14.20	6/2/2011	6/2/2018	4,900	(2)	54,145	(4)
	—	24,500	$10.86	5/30/2012	5/30/2019	4,900	(3)	54,145	(4)

(1)	All options vest in three equal installments on the first three anniversaries of the date of the grant.

(2)	This amount represents the unvested portion of time-based RSUs granted on June 2, 2011. These shares vest on June 2, 2014.

(3)	This amount represents the unvested portion of time-based RSUs granted on May 30, 2012. These shares vest on May 30, 2015.

(4)	The amounts were determined based on the closing price of our common stock on March 28, 2013, the last trading day of fiscal 2013. The closing price quoted on the NYSE on March 28, 2013 was $11.05.

2013 Option Exercises and Stock Vested
The following table provides information regarding options and stock held by the named executive officers that were exercised or vested during the fiscal year ended March 31, 2013. No stock awards held by a named executive officer vested during fiscal 2013.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Dennis L. May	—	$—
President and Chief Executive Officer

Jeremy J. Aguilar	36,332	$60,755
Chief Financial Officer

Gregg W. Throgmartin	—	$—
Executive Vice President and Chief Operating Officer

Trent E. Taylor	—	$—
Chief Information Officer

Michael D. Stout	45,000	$49,050
Chief Administrative Officer

Michael G. Larimer	—	$—
Senior Vice President, Electronics Merchandising

2013 Non-Qualified Deferred Compensation
The following table sets forth certain information regarding the non-qualified deferred compensation of the named executive officers for the fiscal year ended March 31, 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Dennis L. May	$—	$—	$11,098		$—	$352,580
President and Chief Executive Officer
Jeremy J. Aguilar	$—	$—	$2,823		$—	$89,687
Chief Financial Officer
Gregg W. Throgmartin	$—	$—	$4,656		$—	$147,914
Executive Vice President and Chief Operating Officer
Trent E. Taylor	$—	$—	$—	(3)	$—	$—	(3)
Chief Information Officer
Michael D. Stout	$—	$—	$9,194		$—	$292,085
Chief Administrative Officer
Michael G. Larimer	$—	$—	$7,350		$—	$233,501
Senior Vice President, Electronics Merchandising

(1)
See description of the Non-Qualified Deferred Compensation Plan in the “2013 Grants of Plan Based Awards” section. Our contributions and aggregate earnings in fiscal 2013 in the “Non-Qualified Deferred Compensation Table” are also included in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.”

(2)	Simple interest is calculated based on an interest rate of 3.25% applied to the balance as of April 1, 2012.

(3)
Mr. Taylor did not receive a contribution to the Non-Qualified Deferred Compensation Plan because we did not achieve the required performance target. He did not have a prior balance, and therefore did not earn interest in fiscal 2013.

Executive officers are eligible to participate in a defined contribution 401(k) plan, along with and on the same terms as other eligible associates of the Company. Generally, an executive’s ability to accumulate retirement savings through the 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees. Thus, we offer a non-qualified deferred compensation plan to key employees including our executive officers, which provides unfunded, non-tax qualified deferred compensation benefits. A participant in the non-qualified deferred compensation plan is credited annually with a percentage of the participant’s base salary that varies in accordance with the achievement of a financial target as described below and the participant’s employment classification, as well as an interest credit on the preceding end of year balance, as established by the Compensation Committee. Vesting occurs when the participant reaches age 55 while still employed; or after ten years of continuous service; or on death or disability. Accounts are forfeited upon a termination of employment for cause. Benefits are payable in one lump sum in cash upon the later of termination of employment or the attainment of age 55. For fiscal 2013, our named executive officers who had become eligible in the plan, with a minimum of one year of continuous service in an eligible position, did not earn a plan contribution because the Company did not achieve an adjusted EBITDA percentage greater than the target of 3.9%. The following table shows the adjusted EBITDA targets for achieving the threshold and target plan contributions in fiscal 2013 as well as the payout at each level (the target level is also the threshold level):

	Adjusted EBITDA, as a percentage of net sales	% Payout of Base Salary
Target	3.9%	7.0%
Maximum	4.3%	10.0%

Each eligible, named executive officer received an interest credit of 3.25% on his accumulated plan balance as of April 1, 2012, on the same basis as our other eligible key employees. The Compensation Committee sets the interest rate based on the recommendation of management and has approved a 3.25% interest rate for fiscal 2013, fiscal 2012 and fiscal 2011, respectively. The aggregate balance for all participants in the plan as of March 31, 2013, 2012 and 2011 was approximately

$5.4 million, $5.6 million and $6.1 million, respectively. We believe that this program plays an important role in attracting and retaining executive talent.
Employment Agreements
Chief Executive Officer. In February of 2005, the Company entered into an employment agreement with Dennis L. May, President and Chief Executive Officer. The agreement with Mr. May was amended on December 30, 2008 and again on August 12, 2009. When we refer to the employment agreement below, we are referring to the employment agreement, as amended.
The employment agreement provides for a two-year term that extends automatically on the last day of each calendar month for a new two-year term. The employment agreement provides for a base salary of $250,000 for the first year, subject to increase, for Mr. May. In addition, Mr. May participates in our benefit and welfare plans, programs and arrangements that are generally available to our executives. Pursuant to the terms of the employment agreement, if we terminate Mr. May without “cause,” he will receive (i) a continuation of his base salary for the remainder of the term of the employment agreement paid over the remaining term of the agreement consistent with customary payroll practices, (ii) a lump sum stipend equal to 167% of the product of (x) 24 and (y) the sum of the monthly COBRA premium for health, dental and vision coverage and the monthly long-term disability and group term life insurance premiums in effect at the time of termination, and (iii) a pro-rated annual incentive award for the year in which the executive was terminated. In the event of death, Mr. May’s employment agreement provides that the estate of the executive shall receive a continuation of his base salary for the remainder of the term of the employment agreement. In the event of disability, the employment agreement provides that the executive shall be entitled to disability benefits in accordance with our standard disability benefits policy.
For purposes of the employment agreement, “cause” means Mr. May’s (i) repeated failure to perform his duties in a manner reasonably consistent with the criteria established by our Board of Directors and communicated to the executive after written notice and an opportunity to correct his conduct; (ii) breach of any statutory, contractual or common law duty of loyalty or care or other conduct that demonstrates dishonesty or deceit in his dealings with us; (iii) misconduct which is material to the performance of his duties to us, including the disclosure of confidential information or a breach of his non-competition or non-solicitation obligations; (iv) conduct causing or aiding a breach by us of our agreement under the stockholders agreement to not terminate our independent auditors or engage any outside auditor or any other accounting firm to perform any non-audit services for us; or (v) commission of any crime involving moral turpitude or any felony.
Mr. May’s employment agreement contains covenants prohibiting him, until the later of October 19, 2007, or for so long as he receives severance benefits from us, from competing with us in the states in which we have or plan to have stores, and all states contiguous to such states, and from soliciting our employees for employment.
Other Named Executive Officers. Effective June 1, 2008, we entered into officer employment agreements with     Michael G. Larimer, Michael D. Stout and Gregg W. Throgmartin. Effective September 12, 2009, we entered into an officer employment agreement with Jeremy J. Aguilar in connection with his promotion to Chief Financial Officer. Effective September 13, 2011, we entered into an officer employment agreement with Trent E. Taylor. These officer employment agreements provide that the executive’s base salary and annual cash incentive award shall be determined by mutual agreement between us and the executive and subsequently may be adjusted from time to time by us. In addition, each of the executives is entitled to participate in our benefit and welfare plans that are generally available to our other employees. Pursuant to the terms of the employment agreements, if the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive will receive severance equal to 12 months of the executive’s base salary paid ratably over a 12-month period consistent with customary payroll practices. In addition, the executive shall receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 12-month period.
For purposes of the officer employment agreements, “cause” means (i) an executive’s failure or refusal to perform specific lawful directives of our senior officers, (ii) dishonesty of the executive affecting us, (iii) a violation of any company policy, (iv) being under the influence of alcohol or using illegal drugs in a manner which interferes with the performance of executive’s duties and responsibilities, (v) an executive’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (vi) any misconduct of the executive resulting in material loss to us or material damage to our reputation or theft or defalcation from us, (vii) an executive’s neglect or failure to substantially perform executive’s material duties and responsibilities or (viii) any material breach of any of the provisions of the employment agreement. For purposes of the officer employment agreements, “change of control” means (i) a merger, consolidation, business combination or similar transaction involving us as a result of which our stockholders prior to the transaction cease to own at least 70% of the voting securities of the entity surviving the transaction, (ii) a disposition of more than 25% of our assets or (iii) the acquisition by a person or group of beneficial ownership of more than 25% of our voting securities.
The officer employment agreements contain covenants prohibiting the executive from competing with us in any state in which we have a store or in which the executive engaged in any business on our behalf and within a 50-mile radius of any company store or distribution center and from soliciting any of our employees for employment or soliciting business relationships to terminate their relationship with us during the 12-month period following the termination of such executive’s employment. The officer employment agreements also require the executive to deliver an agreement releasing certain claims against us in order to receive severance payments.

Potential Payments Upon Termination or Change in Control
We have entered into employment agreements with our named executive officers that require us to provide compensation and/or other benefits to each named executive officer in the event of the termination of the named executive officer’s employment under certain circumstances. The table below sets forth the amounts payable to each named executive officer assuming the executive officer’s employment was terminated on March 31, 2013.
Except as otherwise expressly indicated, the amounts set forth in the table below do not represent actual amounts a named executive officer would receive if his employment were terminated, but generally represent only estimates, based on the assumptions provided in the footnotes to the table. The amounts set forth in the table are based on the benefit plans and employment agreements that were in effect on March 31, 2013. Payments that we make in the future upon an executive’s termination will be based upon benefit plans and employment agreements in effect at that time, and the terms of any such future plans and employment agreements may be materially different than the terms of our benefit plans and employment agreements at March 31, 2013, the last day of our fiscal year 2013.

Executive and Benefits	Voluntary Termination, Retirement or For Cause (a)	Disability	Death	Termination by Company Without Cause	Voluntary Resignation by the Executive Following a Change of Control
Dennis L. May
Salary Continuation(b)	$—	$—	$1,120,000	$1,120,000	$—
Non-Equity Incentive Plan Compensation(c)	$—	$912,580	$912,580	$912,580	$352,580
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$103,133	$103,133	$232,050	$232,050
Healthcare(e)	$—	$—	$—	$45,986	$—
Total	$—	$1,015,713	$2,135,713	$2,310,616	$584,630
Jeremy J. Aguilar
Salary Continuation(f)	$—	$—	$—	$312,350	$312,350
Non-Equity Incentive Plan Compensation(g)	$—	$89,688	$89,688	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$55,004	$55,004	$123,760	$123,760
Healthcare(h)	$—	$—	$—	$22,393	$22,393
Total	$—	$144,692	$144,692	$458,503	$458,503
Gregg W. Throgmartin
Salary Continuation(f)	$—	$—	$—	$327,132	$327,132
Non-Equity Incentive Plan Compensation(g)	$—	$147,914	$147,914	$147,914	$147,914
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$68,756	$68,756	$154,700	$154,700
Healthcare(h)	$—	$—	$—	$22,393	$22,393
Total	$—	$216,670	$216,670	$652,139	$652,139
Trent E. Taylor
Salary Continuation(f)	$—	$—	$—	$260,000	$260,000
Non-Equity Incentive Plan Compensation(g)	$—	$—	$—	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$12,892	$12,892	$46,410	$46,410
Healthcare(h)	$—	$—	$—	$22,393	$22,393
Total	$—	$12,892	$12,892	$328,803	$328,803
Michael D. Stout
Salary Continuation(f)	$—	$—	$—	$265,000	$265,000
Non-Equity Incentive Plan Compensation(g)	$—	$292,085	$292,085	$292,085	$292,085
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$41,253	$41,253	$92,820	$92,820
Healthcare(h)	$—	$—	$—	$22,393	$22,393
Total	$—	$333,338	$333,338	$672,298	$672,298
Michael G. Larimer
Salary Continuation(f)	$—	$—	$—	$292,896	$292,896
Non-Equity Incentive Plan Compensation(g)	$—	$233,501	$233,501	$233,501	$233,501
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$48,129	$48,129	$108,290	$108,290
Healthcare(h)	$—	$—	$—	$22,393	$22,393
Total	$—	$281,630	$281,630	$657,080	$657,080

(a)
Termination for cause, voluntary resignation or retirement makes an executive ineligible to receive base salary or to participate in any employee benefit plans for the remainder of the term of the employment agreement, except for the right to receive benefits that have vested under any such plan.

(b)
Mr. May is eligible to receive his then current base salary for the remainder of the term of the employment agreement upon a termination by us without cause or upon his death. Upon the death of an executive, the base salary for the remainder of the term of the employment agreement will be paid to the executive’s beneficiary or estate.

(c)
An executive is entitled to receive a pro-rata share of the annual incentive for the portion of the year during which the executive was employed if he is terminated by us without cause. If the executive is terminated for cause, he is not entitled to any annual incentive award for the fiscal year during which the termination occurs. This amount includes both amounts earned under the Annual Incentive Award Plan and the Non-Qualified Deferred Compensation Plan.

(d)
Upon a termination of employment or the death of the executive, the options terminate, except that options can be exercised to the extent that the options were exercisable on the date of termination. The options can be exercised for the following periods: (i) 90 days, following termination by us or the voluntary resignation of the executive or (ii) 120 days following the death or disability of the executive. If the executive is terminated by us for cause, the options terminate immediately. See “Outstanding Equity Awards at Fiscal Year End” and “2013 Grants of Plan Based Awards” for more information.

(e)
Upon a termination without cause, the executive is entitled to receive a lump sum stipend equal to 167% of the product of (x) 24 and (y) the sum of the monthly COBRA premium for health, dental and vision coverage and the monthly long-term disability and group term life insurance premiums in effect at the time of termination.

(f)
If the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive will receive severance equal to 12 months of the executive’s base salary.

(g)
The executive is not entitled to any annual incentive award for the fiscal year during which the death, disability or termination for any other reason occurs. Vesting in the Non-Qualified Deferred Compensation Plan occurs when the participant reaches age 55 while still employed by the Company; or after ten years of continuous service; or on death or disability. Benefits earned under the Non-Qualified Deferred Compensation Plan are payable in one lump sum in cash upon the later of (i) termination of employment due to disability, death or by the Company without cause, or (ii) attainment of age 55.

(h)
If the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive shall receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 12-month period. The executive is also entitled to receive disability benefits in accordance with the standard disability policy maintained by the Company.

(i)
Upon death or disability of the executive the restricted stock units will vest pro rata based on the amount of time that has passed since their grant date. Upon termination of an executive without cause or change of control, the restricted stock units will vest in full.

2013 Director Compensation
Directors who are also our employees or who beneficially own, or are employees of entities or affiliates of entities that beneficially own, more than 20% of our common stock, receive only reimbursement for out-of-pocket expenses for their service on our Board of Directors. Each director who is not our employee or who does not beneficially own, or is not an employee of an entity or affiliate of an entity that beneficially owns, more than 20% of our common stock receives an annual retainer of $50,000 and an annual grant of 7,000 options to purchase common stock and 1,400 restricted stock units. The Chairman of the Board of Directors receives an annual retainer of $125,000 and an annual grant of 15,000 options to purchase common stock and 3,000 restricted stock units. New directors also receive an initial grant of 7,000 options and 1,400 restricted stock units upon appointment to our Board of Directors. The Chairman of each of the Audit, Compensation, Nominating and Corporate Governance and Real Estate Committees receive an additional annual retainer of $10,000.

The following table summarizes compensation paid to non-employee directors in fiscal 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Unit Awards ($)(1)	Total ($)
Lawrence Castellani	$60,000	$37,660	$15,204	$112,864
Cathy Langham	$50,000	$37,660	$15,204	$102,864
Charles P. Rullman	$60,000	$37,660	$15,204	$112,864
Michael L. Smith	$135,000	$80,303	$32,404	$247,707
Peter M. Starrett	$60,000	$37,660	$15,204	$112,864
Kathleen C. Tierney	$50,000	$37,660	$15,204	$102,864
Darell E. Zink	$50,000	$37,660	$15,204	$102,864

(1)
These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and do not correspond to the actual value that will be realized by the named directors. See footnote 7 of the notes to the consolidated financial statements included in our Form 10-K for fiscal 2013 filed with the SEC on May 20, 2013 for a discussion of the relevant assumptions made in these valuations. For the total number of shares of common stock held by each non-employee director as of June 7, 2013, see “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes information as of March 31, 2013 relating to our equity compensation plans to which grants of options, restricted stock units or other rights to acquire shares of our common stock may be granted from time to time:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by securities holders	3,478,062	(1)	$15.81	(2)	1,996,714
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	3,478,062		$15.81		1,996,714

(1)	Consists of 35,333 options issued pursuant to the Gregg Appliances Inc. 2005 Stock Option Plan and 3,442,729 options issued pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan.

(2)
This number reflects the exclusion of 155,600 shares in the form of restricted stock units granted pursuant to our equity plans included in column (a). These awards allow for the distribution of shares to the grant recipient upon vesting and do not have an associated exercise price. Accordingly, these awards are not reflected in the weighted-average exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the ownership of our common stock as of June 7, 2013 by:

•	each person who beneficially owns more than 5% of our common stock;

•	each of our named executive officers;

•	each member of the Board; and

•	all executive officers and directors as a group.
Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change of control of our Company. Unless otherwise indicated in the footnotes below, the address of each of the stockholders is c/o hhgregg, Inc., 4151 East 96th Street, Indianapolis, IN 46240.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after June 7, 2013 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.
The percentages of common stock beneficially owned are based on 31,194,253 shares of our common stock outstanding as of June 7, 2013.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number	Percent
Freeman Spogli & Co.(1)	13,475,981	43.2%
John M. Roth(2)	13,475,981	43.2%
Gregg W. Throgmartin(3)	2,349,227	7.5%
Dennis L. May(4)	1,377,252	4.4%
Lawrence P. Castellani(5)	310,940	1.0%
Peter M. Starrett(6)	197,001	*
Michael L. Smith(7)	83,415	*
Michael D. Stout(8)	76,020	*
Darell E. Zink(9)	70,001	*
Charles B. Young(10)	69,336	*
Jeremy J. Aguilar(11)	53,667	*
Charles P. Rullman(12)	37,001	*
Trent E. Taylor(13)	33,667	*
Catherine A. Langham(14)	27,001	*
Kathleen C. Tierney(15)	27,001	*
Gregory M. Bettinelli	—	*
Jeffery G. Haines	—	*
Benjamin D. Geiger(2)	—	*
All directors and executive officers as a group (17 individuals)(16)	18,187,510	56.8%
Adage Capital Partners, L.P.(17)	2,124,272	6.8%
Van Berkom & Associates Inc.(18)	1,995,581	6.4%

*	Less than 1%.

(1)
13,475,981 shares of our common stock are held of record by FS Equity Partners V, L.P., or FSEP V, and FS Affiliates V, L.P., or, collectively, the FS Funds, as reported on the owner’s most recent Schedule 13D/A filed with the SEC on May 31, 2013 that reported beneficial ownership as of May 20, 2013. FS Capital Partners V, LLC, as the general partner of the FS Funds, has the sole power to vote and dispose of the shares of our common stock owned by the FS Funds. Messrs. Bradford M. Freeman, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons, Ronald P. Spogli and William M. Wardlaw are the managing members of FS Capital Partners V, LLC, and Messrs. Freeman, Halloran, Ralph,

Roth, Simmons, Spogli and Wardlaw are the members of Freeman Spogli & Co., and as such may be deemed to be the beneficial owners of the shares of our common stock owned by the FS Funds. Messrs. Freeman, Halloran, Ralph, Roth, Simmons, Spogli and Wardlaw each disclaims beneficial ownership in the shares except to the extent of his pecuniary interest in them. The business address of the FS Funds and FS Capital Partners V, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

(2)	The business address of Messrs. Geiger and Roth is c/o Freeman Spogli & Co., 299 Park Avenue, 20th Floor, New York, NY 10171.

(3)	Includes 61,667 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(4)	Includes 252,500 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(5)
Includes 260,606 shares of our common stock held of record by the Lawrence P. Castellani Grantor Retained Annuity Trust for which Mr. Castellani is trustee and has sole power to vote and dispose of such shares. Includes 50,334 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(6)
Includes 140,000 shares of our common stock held of record by the Starrett Family Trust for which Mr. Starrett is the trustee and has the sole power to vote and dispose of such shares. Includes 47,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(7)	Includes 56,335 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(8)	Includes 76,000 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(9)	Includes 47,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(10)	Includes 69,336 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(11)	Includes 50,667 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(12)	Includes 37,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(13)	Includes 33,667 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(14)	Includes 27,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(15)	Includes 27,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 7, 2013.

(16)
Includes 61,667, 252,500, 50,334, 47,001, 76,000, 56,335, 69,336, 50,667, 47,001, 37,001, 33,667, 27,001 and 27,001 shares of our common stock issuable upon exercise of options granted to Messrs. G. Throgmartin, May, Castellani, Starrett, Stout, Smith, Young, Aguilar, Zink, Rullman and Taylor, and Mses. Langham and Tierney, respectively, exercisable within 60 days of June 7, 2013.

(17)
Based solely on the owner’s most recent Schedule 13G/A filed with the SEC on February 13, 2013 that reported beneficial ownership as of December 31, 2012. The business address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

(18)
Based solely on the owner’s most recent Schedule 13G filed with the SEC on January 29, 2013 that reported beneficial ownership as of December 31, 2012. The business address of Van Berkom & Associates Inc. is 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Registration Rights Agreement
The FS Funds, FS Affiliates V, L.P., the California State Teachers’ Retirement System, A.S.F. Co-Investment Partners II, L.P., the Jerry W. Throgmartin 2007 Grantor Retained Annuity Trust and Messrs. Jerry W. Throgmartin, Gregg W. Throgmartin and Dennis L. May, entered into a registration rights agreement with respect to all of our shares of common stock that they hold.
Under the registration rights agreement, the FS Funds and Jerry W. Throgmartin (or his permitted transferees) may, at any time, require us to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) their registrable shares of common stock. These registration rights include the following provisions:
Demand Registration Rights. We have granted three demand registration rights to the FS Funds and one demand registration right to Jerry W. Throgmartin (or his permitted transferees) so long as the holder or holders request the registration of registrable common stock having a fair market value of at least $25,000,000, as determined by our Board. In the case of a demand by Jerry W. Throgmartin (or his permitted transferees), registrable shares held by the Jerry W. Throgmartin 2007 Grantor Retained Annuity Trust and Messrs. Gregg W. Throgmartin and Dennis L. May, and each of their permitted transferees may be included in the request for registration to reach the $25,000,000 threshold. In the case of a demand by the FS Funds, registrable shares held by FS Affiliates V, L.P., the California State Teachers’ Retirement System and A.S.F. Co-Investment Partners II, L.P. may be included in the request for registration to reach the $25,000,000 threshold. Upon a demand made by either FSEP V or the estate of Jerry W. Throgmartin or his permitted transferees, every party to the agreement and their permitted transferees can request to be included in the registration on a pro rata basis.
Piggyback Registration Right. Each party to the registration rights agreement also has unlimited piggyback registration rights subject only to a determination by the underwriters that the success of the offer or the offering price would be adversely affected by the inclusion of securities of the parties. If at any time, we propose to file a registration statement under the Securities Act for the same class of common stock held by the parties to the registration rights agreement, the parties shall have the opportunity to include their registrable shares in the registration.
Expenses. We are responsible for paying all registration expenses, excluding underwriting discounts and commissions and the out-of-pocket expenses of the holders.
Indemnification. We have agreed to indemnify each of the stockholders that is a party to the registration rights agreement against certain liabilities under the Securities Act.
Indemnity Agreements
Effective June 1, 2008, we entered into customary indemnity agreements with each of our Directors.
Pursuant to each Indemnity Agreement, we will indemnify each Director against claims brought against such director in connection with the execution of his or her duties as our Director or by virtue of he or she holding any other position as a Director of any other entity upon our request to the fullest extent permissible under the Delaware General Corporation Law. Each Director is also entitled to the advancement of expenses incurred in connection with defending any claim that is indemnifiable pursuant to the Indemnity Agreement.

Related Person Transaction Policy
Our Board of Directors adopted certain written policies and procedures for the review, approval and ratification of related party transactions, which we refer to as our Related Party Policy. Among other things, our Related Party Policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to our Board of Directors prior to the consummation or amendment of the transaction. A related person, as defined in our Related Party Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of our Company or a nominee to become a director of our Company; any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Our Board of Directors reviews these related party transactions and considers all of the relevant facts and circumstances available to the them, including (if applicable) but not limited to: the benefits to us; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Our Board of Directors may approve only those related party transactions that are in, or are not inconsistent with, the best interests of us and of our stockholders, as our Board of Directors determines in good faith. At the beginning of each fiscal year, our Board of Directors will review any previously approved or ratified related party transactions that remain ongoing and have a remaining term of more than six months. Our Board of Directors will consider all of the relevant facts and circumstances and will determine if it is in the best interests of us and our stockholders to continue, modify or terminate these related party transactions.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of the Board has appointed the firm of KPMG LLP (“KPMG”) as independent registered public accountants to audit and report on the consolidated financial statements of hhgregg, Inc. and its subsidiaries for fiscal 2014, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. If the stockholders do not ratify the appointment of KPMG, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee. However, the Audit Committee will not be obliged to select a different auditor. KPMG served as our independent registered public accountants for the fiscal year ended March 31, 2004, and for each subsequent fiscal year. Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Independent Registered Public Accounting Firm’s Fees and Services
The following sets forth fees billed for the audit and other services provided by KPMG for fiscal 2013 and fiscal 2012:

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit fees(1)	$476,000	$451,500

(1)
Audit fees include fees for the audit of the annual consolidated financial statements, reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports, audits of the effectiveness of the Company’s internal control over financial reporting, consultation on accounting issues and consents.

All services rendered by KPMG are permissible under applicable laws and regulations regarding the independence of the independent registered public accounting firm, and all such services were pre-approved by the Audit Committee. The Audit Committee charter requires that the Audit Committee pre-approve the audit and non-audit services to be provided by KPMG. The Audit Committee delegated that approval authority to the Chairman of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accountants.
Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG as our independent registered public accountants for fiscal 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our common stock, and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied with all applicable filing requirements during fiscal 2013.
STOCKHOLDER PROPOSALS
A stockholder who wants to present a proposal at the 2014 Annual Meeting and have it included in our proxy statement for that meeting must submit the proposal in writing at our offices at hhgregg, Inc. 4151 E. 96th Street, Indianapolis, IN 46240, Attention: Corporate Secretary.
In accordance with Rule 14a-8 under the Exchange Act, stockholder proposals and director nominations for the 2014 Annual Meeting of Stockholders must be received by our Corporate Secretary at our principal executive office not less than 120 days prior to the first anniversary of the date the that our Proxy Statement is delivered to stockholders in connection with the preceding year’s annual meeting, February 21, 2014. Any proposals or nominees received after this date will be considered untimely under Rule 14a-8 under the Exchange Act. In order to be considered for inclusion in next year’s Proxy Statement, proposals must also satisfy the other procedures set forth in Rule 14a-8 under the Exchange Act.
Proposals that are submitted outside of Rule 14a-8, as well as director nominees, must also satisfy the procedures of our By-Laws. A stockholder who wants to present a proposal at the 2014 Annual Meeting or to nominate a person for election as a director must comply with the requirements set forth in our By-Laws. Our By-Laws require, among other things, that our Corporate Secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the anniversary of the date on which we first mailed the proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than January 22, 2014, and no later than February 21, 2014. The notice must contain the information required by our By-Laws. You may obtain a print copy of our By-Laws upon request from our Corporate Secretary at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN 46240. Our By-Laws are also available on our web site at www.hhgregg.com. Management may vote proxies in its discretion on any matter at the 2013 Annual Meeting if we do not receive notice of the matter within the time frame described in this paragraph. In addition our Chairman or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.
OTHER MATTERS
Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

Annex A
EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA for fiscal 2013 is EBITDA adjusted to exclude the following items:

•	Non-cash fair market value adjustments to the carrying value of long-lived assets in service where the estimated future cash flows are less than the carrying amount of the assets.
We have used EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under generally accepted accounting principles (GAAP) and should not be considered as a substitute for net income determined in accordance with GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

•
Although depreciation and amortization are non-cash charges, the asset being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only as a supplement.
We have used Adjusted EBITDA as a performance measurement metric because we believe that the exclusion of these non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to analyze period-to-period changes in operating results. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present, and future operating results and as a means to evaluate the results of our on-going operations. Management uses Adjusted EBITDA to determine payment levels on our executives’ incentive compensation plans. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under GAAP and should not be considered as a substitute for net income prepared in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

•
Although depreciation and amortization are non-cash charges, the asset being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Below is a reconciliation of Net Income, as reported, to Adjusted EBITDA for fiscal 2013:

Fiscal Year Ended
(in thousands)	March 31, 2013
Net income, as reported	$25,369
Adjustments:
Depreciation and amortization	40,135
Interest expense, net	2,335
Income tax expense	16,055

EBITDA	$83,894
Transactional adjustments:
Asset impairment charges	504

Adjusted EBITDA	84,398

hhgregg, inc.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on July 29, 2013.

Vote by Internet

- Go to **www.envisionreports.com/HGG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Gregory M. Bettinelli	☐	☐	02 - Lawrence P. Castellani	☐	☐	03 - Benjamin D. Geiger	☐	☐
04 - Catherine A. Langham	☐	☐	05 - Dennis L. May	☐	☐	06 - John M. Roth	☐	☐
07 - Michael L. Smith	☐	☐	08 - Peter M. Starrett	☐	☐	09 - Gregg W. Throgmartin	☐	☐
10 - Kathleen C. Tierney	☐	☐	11 - Darrell E. Zink	☐	☐			

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NOTE: The stockholders will act on any additional business that may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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01O6OD

The 2013 Proxy Statement and 2013 Annual Report are available at www.edocumentview.com/hgg

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

hhgregg, inc.

Proxy — hhgregg, Inc.

Annual Meeting of Stockholders will be held on Tuesday, July 30, 2013 at our Corporate headquarters 4151 E. 96th Street, Indianapolis, IN 46240, at 2:00 p.m. local time.

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Jeremy J. Aguilar and Dennis L. May, or any of them, each with the full power of substitution, as proxies, to represent and vote the shares of common stock of hhgregg, Inc. that the undersigned, is/are entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of hhgregg, Inc. to be held on July 30, 2013, at 2:00 p.m. local time at the Company's principal executive offices located at 4151 East 96th St., Indianapolis, IN 46240 or at any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors and FOR ratification of the action of the Company's Audit Committee in appointing KPMG, LLP as independent registered public accountants of the Company for the fiscal year ending March 31, 2014.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are not voting by internet or telephone, please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

(Items to be voted appear on reverse side.)